SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM T-3/A

(Amendment No. 3)

APPLICATION FOR QUALIFICATION OF INDENTURE

UNDER THE TRUST INDENTURE ACT OF 1939

WorldCom, Inc.

1-800-Collect, Inc.

Access Network Services, Inc.

Access Virginia, Inc.

ALD Communications, Inc.

BC Yacht Sales, Inc.

BCT Holdings, LLC

BCT Real Estate, LLC

BFC Communications, Inc.

Bittel Telecommunications Corporation

Brooks Fiber Communications of Arkansas, Inc.

Brooks Fiber Communications of Bakersfield, Inc.

Brooks Fiber Communications of Connecticut, Inc.

Brooks Fiber Communications of Fresno, Inc.

Brooks Fiber Communications of Idaho, Inc.

Brooks Fiber Communications of Massachusetts, Inc.

Brooks Fiber Communications of Michigan, Inc.

Brooks Fiber Communications of Minnesota, Inc.

Brooks Fiber Communications of Mississippi, Inc.

Brooks Fiber Communications of Missouri, Inc.

Brooks Fiber Communications of Nevada, Inc.

Brooks Fiber Communications of New England, Inc.

Brooks Fiber Communications of New Mexico, Inc.

Brooks Fiber Communications of New York, Inc.

Brooks Fiber Communications of Ohio, Inc.

Brooks Fiber Communications of Oklahoma, Inc.

Brooks Fiber Communications of Rhode Island, Inc.

Brooks Fiber Communications of Sacramento, Inc.

Brooks Fiber Communications of San Jose, Inc.

Brooks Fiber Communications of Stockton, Inc.

Brooks Fiber Communications of Tennessee, Inc.

Brooks Fiber Communications of Texas, Inc.

Brooks Fiber Communications of Tucson, Inc.

Brooks Fiber Communications of Tulsa, Inc.

Brooks Fiber Communications of Utah, Inc.

Brooks Fiber Communications of Virginia

Brooks Fiber Communications-LD, Inc.

Brooks Fiber Properties, Inc.

BTC Finance Corp.

B.T.C. Real Estate Investments, Inc.

BTC Transportation Corporation

Business Internet, Inc.

CC Wireless, Inc.

Chicago Fiber Optic Corporation

Com Systems, Inc.

COM/NAV Realty Corp.

Compuplex Incorporated

Cross Country Wireless, Inc.

CS Network Services, Inc.

CS Wireless Battle Creek, Inc.

CS Wireless Systems, Inc.

Digex, Incorporated

Digex International Holding Company

E.L. Acquisition, Inc.

Express Communications, Inc.

Fibercom of Missouri, Inc.

FiberNet Rochester, Inc.

Fibernet, Inc.

Healan Communications, Inc.

ICI Capital LLC

Institutional Communications Company - Virginia

Intelligent Investment Partners, Inc.

Intermedia Capital, Inc.

Intermedia Communications Inc.

Intermedia Communications of Virginia, Inc.

Intermedia Investment, Inc.

Intermedia Licensing Company

Intermedia Services LLC

J.B. Telecom, Inc.

Jones Lightwave of Denver, Inc.

Marconi Telegraph-Cable Company, Inc.

MCI Canada, Inc.

MCI Communications Corporation

MCI Equipment Acquisition Corporation

MCI Galaxy III Transponder Leasing, Inc.

MCI Global Access Corporation

MCI Global Support Corporation

MCI International Services, L.L.C.

MCI International Telecommunications Corporation

MCI International Telecommunications Holding Corporation

MCI International, Inc.

MCI Investments Holdings, Inc.

MCI Network Technologies, Inc.

MCI Omega Properties, Inc.

MCI Payroll Services, LLC

MCI Research, Inc.

MCI Systemhouse L.L.C.

MCI Transcon Corporation

MCI Wireless, Inc.

MCI WORLDCOM Brands, L.L.C.

MCI WORLDCOM Brazil LLC

MCI WORLDCOM Brooks Telecom, LLC

MCI WORLDCOM Capital Management Corporation

MCI WORLDCOM Communications of Virginia, Inc.

MCI WORLDCOM Communications, Inc.

MCI WORLDCOM Financial Management Corporation

MCI WORLDCOM International, Inc.

MCI WorldCom Management Company, Inc.

MCI WORLDCOM MFS Telecom, LLC

MCI WORLDCOM Network Services of Virginia, Inc.

MCI WORLDCOM Network Services, Inc.

MCI WORLDCOM Receivables Corporation

MCI WORLDCOM Synergies Management Company, Inc.

MCI/OTI Corporation

MCImetro Access Transmission Services LLC

MCImetro Access Transmission Services of Virginia, Inc.

Metrex Corporation

Metropolitan Fiber Systems of Alabama, Inc.

Metropolitan Fiber Systems of Arizona, Inc.

Metropolitan Fiber Systems of Baltimore, Inc.

Metropolitan Fiber Systems of California, Inc.

Metropolitan Fiber Systems of Columbus, Inc.

Metropolitan Fiber Systems of Connecticut, Inc.

Metropolitan Fiber Systems of Dallas, Inc.

Metropolitan Fiber Systems of Delaware, Inc.

Metropolitan Fiber Systems of Denver, Inc.

Metropolitan Fiber Systems of Detroit, Inc.

Metropolitan Fiber Systems of Florida, Inc.

Metropolitan Fiber Systems of Hawaii, Inc.

Metropolitan Fiber Systems of Houston, Inc.

Metropolitan Fiber Systems of Indianapolis, Inc.

Metropolitan Fiber Systems of Iowa, Inc.

Metropolitan Fiber Systems of Kansas City, Missouri, Inc.

Metropolitan Fiber Systems of Kansas, Inc.

Metropolitan Fiber Systems of Kentucky, Inc.

Metropolitan Fiber Systems of Massachusetts, Inc.

Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc.

Metropolitan Fiber Systems of Nebraska, Inc.

Metropolitan Fiber Systems of Nevada, Inc.

Metropolitan Fiber Systems of New Hampshire, Inc.

Metropolitan Fiber Systems of New Jersey, Inc.

Metropolitan Fiber Systems of New Orleans, Inc.

Metropolitan Fiber Systems of New York, Inc.

Metropolitan Fiber Systems of North Carolina, Inc.

Metropolitan Fiber Systems of Ohio, Inc.

Metropolitan Fiber Systems of Oklahoma, Inc.

Metropolitan Fiber Systems of Oregon, Inc.

Metropolitan Fiber Systems of Philadelphia, Inc.

Metropolitan Fiber Systems of Pittsburgh, Inc.

Metropolitan Fiber Systems of Rhode Island, Inc.

Metropolitan Fiber Systems of Seattle, Inc.

Metropolitan Fiber Systems of St. Louis, Inc.

Metropolitan Fiber Systems of Tennessee, Inc.

Metropolitan Fiber Systems of Virginia, Inc.

Metropolitan Fiber Systems of Wisconsin, Inc.

Metropolitan Fiber Systems/McCourt, Inc.

MFS CableCo U.S., Inc.

MFS Datanet, Inc.

MFS Foreign Personnel, Inc.

MFS Global Communications, Inc.

(f/k/a MCI WorldCom Services Co.)

MFS Globenet, Inc.

MFS International Holdings, L.L.C.

MFS International Opportunities, Inc.

(f/k/a MCI WorldCom Marketing Co.)

MFS Telecom, Inc.

MFS Telephone of Missouri, Inc.

MFS Telephone of New Hampshire, Inc.

MFS Telephone of Virginia, Inc.

MFS Telephone, Inc.

MFS/C-TEC (New Jersey) Partnership

MFSA Holding, Inc.

Military Communications Center, Inc.

MobileComm Europe Inc.

Mtel American Radiodetermination Corporation

Mtel Asia, Inc.

Mtel Cellular, Inc.

Mtel Digital Services, Inc.

Mtel International, Inc.

Mtel Latin America, Inc.

Mtel Microwave, Inc.

Mtel Service Corporation

Mtel Space Technologies Corporation

Mtel Technologies, Inc.

N.C.S. Equipment Corporation

National Telecommunications of Florida, Inc.

Netwave Systems, Inc.

networkMCI, Inc.

New England Fiber Communications L.L.C.

Northeast Networks, Inc.

Nova Cellular Co.

NTC, Inc.

Overseas Telecommunications, Inc.

Savannah Yacht & Ship, LLC

SkyTel Communications, Inc.

SkyTel Corp.

SkyTel Payroll Services, LLC

Southern Wireless Video, Inc.

Southernnet of South Carolina, Inc.

Southernnet Systems, Inc.

Southernnet, Inc.

Telecom*USA, Inc.

Teleconnect Company

Teleconnect Long Distance Services & Systems Company

Tenant Network Services, Inc.

TMC Communications, Inc.

TransCall America, Inc.

Tru Vision Wireless, Inc.

Tru Vision-Flippin, Inc.

TTI National, Inc.

UUNET Australia Limited

UUNET Caribbean, Inc.

UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.)

UUNET Holdings Corp.

UUNET International Ltd.

UUNET Japan Ltd.

UUNET Payroll Services, LLC

UUNET Technologies, Inc.

Virginia Metrotel, Inc.

Western Business Network, Inc.

Wireless Enterprises LLC

Wireless One of Bryan, Texas, Inc.

Wireless One, Inc.

Wireless Video Enhanced Services

Wireless Video Enterprises, Inc.

Wireless Video Services

WorldCom Broadband Solutions, Inc.

WorldCom Caribbean, Inc.

WorldCom East, Inc.

WorldCom ETC, Inc.

WorldCom Federal Systems, Inc.

WorldCom Funding Corporation

WorldCom Global Strategic Alliances, Inc.

WorldCom Global Strategic Alliances International, Inc.

WorldCom ICC, Inc.

WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation)

WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.)

WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.)

WorldCom International Data Services, Inc.

WorldCom International Mobile Services LLC

WorldCom International Mobile Services, Inc.

WorldCom Overseas Holdings, Inc.

WorldCom Payroll Services, LLC

WorldCom Purchasing, LLC

WorldCom Switzerland LLC

WorldCom Ventures, Inc.

WorldCom Wireless, Inc.

(Name of Applicant)

22001 Loudoun County Parkway

Ashburn, Virginia 20147

(Address of Principal Executive Offices)

Securities to be Issued Under the Indenture to be Qualified:

Title of Class	Amount
Senior Notes	Up to a maximum aggregate principal amount of $5,665,000,000

Approximate date of proposed public offering:

Upon the Effective Date under the Plan (as defined herein).

Anastasia D. Kelly, Esq.

Executive Vice President and General Counsel

WorldCom, Inc.

22001 Loudoun County Parkway

Ashburn, Virginia 20147

(Name and Address of Agent for Service)

With a copy to:

Simeon Gold, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

FORM T-3/A

(AMENDMENT NO. 3)

Explanatory Note.

This Amendment No. 3 to Form T-3 is being filed solely for the purposes amending and restating “Item 4. Directors and Executive Officers” as set forth in the Application for Qualification of Indentures under the Trust Indenture Act of 1939, as amended, on Form T-3.

MANAGEMENT AND CONTROL

ITEM 4	DIRECTORS AND EXECUTIVE OFFICERS.

(i) Applicant

(a) The following table sets forth the names of and all offices held by all current directors and executive officers of the Applicant.* Except as otherwise noted below, the address for each director and officer listed below is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

Name	Office	Address

Michael D. Capellas	Chairman of the Board of Directors and Chief Executive Officer

Richard R. Roscitt	President and Chief Operating Officer

Cynthia K. Andreotti	President, Business Markets

Robert T. Blakely	Executive Vice President and Chief Financial Officer

Seth D. Blumenfeld	President, WorldCom International	WorldCom, Inc. 2 International Drive Rye Brook, NY 10573

Fred M. Briggs	President, Operations and Technology

Daniel L. Casaccia	Executive Vice President, Human Resources

Jonathan Crane	Executive Vice President, Strategy and Marketing

Nancy Gofus	Senior Vice President of Marketing and Chief Marketing Officer

A. William Hamill	Senior Vice President and Treasurer

Victoria D. Harker	Senior Vice President, Finance

Nancy M. Higgins	Executive Vice President of Ethics and Business Conduct

Wayne E. Huyard	President, Mass Markets

Anastasia D. Kelly	Executive Vice President, General Counsel and Secretary

*	With respect to vice presidents of the Applicant, the table includes only those vice presidents who are in charge of a principal business unit, division or function or who perform a policy making function.

Eric Slusser	Senior Vice President, Controller

Grace Chen Trent	Vice President and Chief of Staff

Dennis R. Beresford	Director	J.M. Tull School of Accounting Terry College of Business The University of Georgia Athens, GA 30602

Nicholas deB. Katzenbach	Director	33 Greenhouse Drive Princeton, NJ 08540

C.B. Rogers, Jr.	Director	Equifax, Inc. 3060 Peachtree Road – Suite 240 Atlanta, GA 30305

(b) It is expected that existing executive officers of the Applicant shall continue to serve in their current capacities after the Effective Date. It is currently anticipated that the following shall serve as directors of the Applicant’s reorganized Board of Directors as of the Effective Date:

Name	Address
Michael D. Capellas	c/o WorldCom, Inc., 22001 Loudoun County Parkway Ashburn, Virginia 20147

Nicholas deB. Katzenbach	33 Greenhouse Drive Princeton, NJ 08540

Dennis R. Beresford	J.M. Tull School of Accounting Terry College of Business The University of Georgia Athens, GA 30602

C.B. Rogers, Jr.	Equifax, Inc. 3060 Peachtree Road – Suite 240 Atlanta, GA 30305

W. Grant Gregory	Gregory & Hoenemeyer, Inc. 2 Greenwich Plaza Greenwich, CT 06830

Judith Haberkorn	101 Paddock Place Ponte Vedra Beach, FL 32082

Laurence E. Harris	c/o Patton Boggs LLP 2550 M Street, N.W. Washington, D.C. 20037

Eric Holder	c/o Covington & Burling 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004

Mark Neporent	c/o Cerberus Capital Management 299 Park Avenue, 22nd Floor New York, NY 10171

Glenn Hutchins	c/o Silver Lake Partners 320 Park Avenue, 33rd Floor New York, NY 10022

David Matlin	c/o MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, NY 10022

(ii) Subsidiary Guarantors

(a) (1) The following table sets forth the names of and all offices held by all current directors/managers and executive officers of each of the Subsidiary Guarantors other than those Subsidiary Guarantors set forth in the tables in Items 4(ii)(a)(2) through 4(ii)(a)(3). The address for each director/manager and officer listed below is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

Name	Office
Michael D. Capellas	President and Chief Executive Officer

A. William Hamill	Treasurer

Jennifer C. McGarey	Secretary

Stephen R. Mooney	Assistant Treasurer

Nicole Jones	Assistant Secretary

Robert T. Blakley	Director/Manager

Anastasia D. Kelly	Director/Manager

(2) Wireless Enterprises LLC

The following table sets forth the names of and all offices held by all current managers and executive officers of Wireless Enterprises LLC. Except as otherwise noted below, the address for each manager and officer listed below is c/o WorldCom, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147.

Name	Office	Address
Michael D. Capellas	President and Chief Executive Officer

A. William Hamill	Treasurer

Jennifer C. McGarey	Secretary

Stephen R. Mooney	Assistant Treasurer

Nicole Jones	Assistant Secretary

Robert T. Blakely	Manager

John Coakley	Manager	c/o Wireless Enterprises LLC 500 Clinton Center Drive Clinton, Mississippi 39056

Anatasia D. Kelly	Manager

Kerry R. McKelvey	Manager	c/o Wireless Enterprises LLC 500 Clinton Center Drive Clinton, Mississippi 39056

(3) Wireless One of Bryan, Texas, Inc.

The following table sets forth the names of and all offices held by all current directors and executive officers of Wireless One of Bryan, Texas, Inc. The address for each director and officer listed below is c/o Wireless One of Bryan, Texas, Inc., 500 Clinton Center Drive, Clinton, Mississippi 39056.

Name	Office
Kerry R. McKelvey	President, Chief Executive Officer and Director
John Coakley	Treasurer, Secretary and Director
Jed Becker	Director
William N. Feidt	Director

(b) It is expected that existing executive officers and directors/managers of each of the Subsidiary Guarantors shall continue to serve in their current capacities after the Effective Date.

Contents of Application for Qualification. This Application for Qualification comprises—

(a)	Pages numbered 1 to 53, consecutively (including an attached Exhibit Index).

(b)	The statement of eligibility and qualification of the trustee under the indenture to be qualified (incorporated by reference from the Form T-3 filed by the Applicant and the Subsidiary Guarantors on March 10, 2004).

(c)	The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee:

Exhibit T3A-1	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Seven by inserting Articles Seven D, E, F, and G) (incorporated herein by reference to Exhibit 3.1 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Four by deleting the text thereof and substituting new Article Four) (incorporated herein by reference to Exhibit 3.2 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-3	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Eleven by deleting the text thereof and substituting new Article Eleven) (incorporated herein by reference to Exhibit 3.3 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-4	Second Amended and Restated Articles of Incorporation of Applicant (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 3.4 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-5	Certificate of Incorporation of 1-800-Collect, Inc. P†

Exhibit T3A-6	Certificate of Incorporation of Access Network Services, Inc. P†

Exhibit T3A-7	Certificate of Incorporation of Access Virginia, Inc. P†

Exhibit T3A-8	Certificate of Incorporation of ALD Communications, Inc. P†

Exhibit T3A-9	Certificate of Incorporation of BC Yacht Sales, Inc. P†

Exhibit T3A-10	Certificate of Formation of BCT Holdings, LLC P†

Exhibit T3A-11	Certificate of Formation of BCT Real Estate, LLC P†

Exhibit T3A-12	Certificate of Incorporation of BFC Communications, Inc. P†

Exhibit T3A-13	Certificate of Incorporation of Bittel Telecommunications Corporation P†

Exhibit T3A-14	Certificate of Incorporation of Brooks Fiber Communications of Arkansas, Inc. P†

Exhibit T3A-15	Certificate of Incorporation of Brooks Fiber Communications of Bakersfield, Inc. P†

Exhibit T3A-16	Certificate of Incorporation of Brooks Fiber Communications of Connecticut, Inc. P†

Exhibit T3A-17	Certificate of Incorporation of Brooks Fiber Communications of Fresno, Inc. P†

Exhibit T3A-18	Certificate of Incorporation of Brooks Fiber Communications of Idaho, Inc. P†

Exhibit T3A-19	Certificate of Incorporation of Brooks Fiber Communications of Massachusetts, Inc. P†

Exhibit T3A-20	Certificate of Incorporation of Brooks Fiber Communications of Michigan, Inc. P†

Exhibit T3A-21	Certificate of Incorporation of Brooks Fiber Communications of Minnesota, Inc. P†

Exhibit T3A-22	Certificate of Incorporation of Brooks Fiber Communications of Mississippi, Inc. P†

Exhibit T3A-23	Certificate of Incorporation of Brooks Fiber Communications of Missouri, Inc. P†

Exhibit T3A-24	Certificate of Incorporation of Brooks Fiber Communications of Nevada, Inc. P†

Exhibit T3A-25	Certificate of Incorporation of Brooks Fiber Communications of New England, Inc. P†

Exhibit T3A-26	Certificate of Incorporation of Brooks Fiber Communications of New Mexico, Inc. P†

Exhibit T3A-27	Certificate of Incorporation of Brooks Fiber Communications of New York, Inc. P†

Exhibit T3A-28	Certificate of Incorporation of Brooks Fiber Communications of Ohio, Inc. P†

Exhibit T3A-29	Certificate of Incorporation of Brooks Fiber Communications of Oklahoma, Inc. P†

Exhibit T3A-30	Certificate of Incorporation of Brooks Fiber Communications of Rhode Island, Inc. P†

Exhibit T3A-31	Certificate of Incorporation of Brooks Fiber Communications of Sacramento, Inc. P†

Exhibit T3A-32	Certificate of Incorporation of Brooks Fiber Communications of San Jose, Inc. P†

Exhibit T3A-33	Certificate of Incorporation of Brooks Fiber Communications of Stockton, Inc. P†

Exhibit T3A-34	Certificate of Incorporation of Brooks Fiber Communications of Tennessee, Inc. P†

Exhibit T3A-35	Certificate of Incorporation of Brooks Fiber Communications of Texas, Inc. P†

Exhibit T3A-36	Certificate of Incorporation of Brooks Fiber Communications of Tucson, Inc. P†

Exhibit T3A-37	Certificate of Incorporation of Brooks Fiber Communications of Tulsa, Inc. P†

Exhibit T3A-38	Certificate of Incorporation of Brooks Fiber Communications of Utah, Inc. P†

Exhibit T3A-39	Certificate of Incorporation of Brooks Fiber Communications-LD, Inc. P†

Exhibit T3A-40	Certificate of Incorporation of Brooks Fiber Properties, Inc. P†

Exhibit T3A-41	Certificate of Incorporation of BTC Finance Corp. P†

Exhibit T3A-42	Certificate of Incorporation of BTC Transportation Corporation P†

Exhibit T3A-43	Certificate of Incorporation of Business Internet, Inc. P†

Exhibit T3A-44	Certificate of Incorporation of CC Wireless, Inc. P†

Exhibit T3A-45	Certificate of Incorporation of Chicago Fiber Optic Corporation P†

Exhibit T3A-46	Certificate of Incorporation of Com Systems, Inc. P†

Exhibit T3A-47	Certificate of Incorporation of COM/NAV Realty Corp. P†

Exhibit T3A-48	Certificate of Incorporation of Compuplex Incorporated P†

Exhibit T3A-49	Certificate of Incorporation of Cross Country Wireless, Inc. P†

Exhibit T3A-50	Certificate of Incorporation of CS Network Services, Inc. P†

Exhibit T3A-51	Certificate of Incorporation of CS Wireless Battle Creek, Inc. P†

Exhibit T3A-52	Certificate of Incorporation of CS Wireless Systems, Inc. P†

Exhibit T3A-53	Certificate of Incorporation of Digex, Incorporated P†

Exhibit T3A-54	Certificate of Incorporation of Digex International Holding Company P†

Exhibit T3A-55	Certificate of Incorporation of E.L. Acquisition, Inc. P†

Exhibit T3A-56	Certificate of Incorporation of Express Communications, Inc. P†

Exhibit T3A-57	Certificate of Incorporation of Fibercom of Missouri, Inc. P†

Exhibit T3A-58	Certificate of Incorporation of FiberNet Rochester, Inc. P†

Exhibit T3A-59	Certificate of Incorporation of Fibernet, Inc. P†

Exhibit T3A-60	Certificate of Incorporation of Healan Communications, Inc. P†

Exhibit T3A-61	Certificate of Formation of ICI Capital LLC P†

Exhibit T3A-62	Certificate of Incorporation of Institutional Communications Company – Virginia P†

Exhibit T3A-63	Certificate of Incorporation of Intelligent Investment Partners, Inc. P†

Exhibit T3A-64	Certificate of Incorporation of Intermedia Capital, Inc. P†

Exhibit T3A-65	Certificate of Incorporation of Intermedia Communications Inc. P†

Exhibit T3A-66	Certificate of Incorporation of Intermedia Communications of Virginia, Inc. P†

Exhibit T3A-67	Certificate of Incorporation of Intermedia Investment, Inc. P†

Exhibit T3A-68	Certificate of Incorporation of Intermedia Licensing Company P†

Exhibit T3A-69	Certificate of Formation of Intermedia Services LLC P†

Exhibit T3A-70	Certificate of Incorporation of J.B. Telecom, Inc. P†

Exhibit T3A-71	Certificate of Incorporation of Jones Lightwave of Denver, Inc. P†

Exhibit T3A-72	Certificate of Incorporation of Marconi Telegraph-Cable Company, Inc. P†

Exhibit T3A-73	Certificate of Incorporation of MCI Canada, Inc. P†

Exhibit T3A-74	Certificate of Incorporation of MCI Communications Corporation P†

Exhibit T3A-75	Certificate of Incorporation of MCI Equipment Acquisition Corporation P†

Exhibit T3A-76	Certificate of Incorporation of MCI Galaxy III Transponder Leasing, Inc. P†

Exhibit T3A-77	Certificate of Incorporation of MCI Global Access Corporation P†

Exhibit T3A-78	Certificate of Incorporation of MCI Global Support Corporation P†

Exhibit T3A-79	Certificate of Incorporation of MCI International Services, L.L.C. P†

Exhibit T3A-80	Certificate of Incorporation of MCI International Telecommunications Corporation P†

Exhibit T3A-81	Certificate of Incorporation of MCI International Telecommunications Holding Corporation P†

Exhibit T3A-82	Certificate of Incorporation of MCI International, Inc. P†

Exhibit T3A-83	Certificate of Incorporation of MCI Investments Holdings, Inc. P†

Exhibit T3A-84	Certificate of Incorporation of MCI Network Technologies, Inc. P†

Exhibit T3A-85	Certificate of Incorporation of MCI Omega Properties, Inc. P†

Exhibit T3A-86	Certificate of Formation of MCI Payroll Services, LLC P†

Exhibit T3A-87	Certificate of Incorporation of MCI Research, Inc. P†

Exhibit T3A-88	Certificate of Incorporation of MCI Systemhouse L.L.C. P†

Exhibit T3A-89	Certificate of Incorporation of MCI Transcon Corporation P†

Exhibit T3A-90	Certificate of Incorporation of MCI Wireless, Inc. P†

Exhibit T3A-91	Certificate of Incorporation of MCI WORLDCOM Brands, L.L.C. P†

Exhibit T3A-92	Certificate of Formation of MCI WORLDCOM Brazil LLC P†

Exhibit T3A-93	Certificate of Formation of MCI WORLDCOM Brooks Telecom, LLC P†

Exhibit T3A-94	Certificate of Incorporation of MCI WORLDCOM Capital Management Corporation P†

Exhibit T3A-95	Certificate of Incorporation of MCI WORLDCOM Communications of Virginia, Inc. P†

Exhibit T3A-96	Certificate of Incorporation of MCI WORLDCOM Communications, Inc. P†

Exhibit T3A-97	Certificate of Incorporation of MCI WORLDCOM Financial Management Corporation P†

Exhibit T3A-98	Certificate of Incorporation of MCI WORLDCOM International, Inc. P†

Exhibit T3A-99	Certificate of Incorporation of MCI WorldCom Management Company, Inc. P†

Exhibit T3A-100	Certificate of Formation of MCI WORLDCOM MFS Telecom, LLC P†

Exhibit T3A-101	Certificate of Incorporation of MCI WORLDCOM Network Services of Virginia, Inc. P†

Exhibit T3A-102	Certificate of Incorporation of MCI WORLDCOM Network Services, Inc. P†

Exhibit T3A-103	Certificate of Incorporation of MCI WORLDCOM Receivables Corporation P†

Exhibit T3A-104	Certificate of Incorporation of MCI WORLDCOM Synergies Management Company, Inc. P†

Exhibit T3A-105	Certificate of Incorporation of MCI/OTI Corporation P†

Exhibit T3A-106	Certificate of Formation of MCImetro Access Transmission Services LLC P†

Exhibit T3A-107	Certificate of Incorporation of Metrex Corporation P†

Exhibit T3A-108	Certificate of Incorporation of Metropolitan Fiber Systems of Alabama, Inc. P†

Exhibit T3A-109	Certificate of Incorporation of Metropolitan Fiber Systems of Arizona, Inc. P†

Exhibit T3A-110	Certificate of Incorporation of Metropolitan Fiber Systems of Baltimore, Inc. P†

Exhibit T3A-111	Certificate of Incorporation of Metropolitan Fiber Systems of California, Inc. P†

Exhibit T3A-112	Certificate of Incorporation of Metropolitan Fiber Systems of Columbus, Inc. P†

Exhibit T3A-113	Certificate of Incorporation of Metropolitan Fiber Systems of Connecticut, Inc. P†

Exhibit T3A-114	Certificate of Incorporation of Metropolitan Fiber Systems of Dallas, Inc. P†

Exhibit T3A-115	Certificate of Incorporation of Metropolitan Fiber Systems of Delaware, Inc. P†

Exhibit T3A-116	Certificate of Incorporation of Metropolitan Fiber Systems of Denver, Inc. P†

Exhibit T3A-117	Certificate of Incorporation of Metropolitan Fiber Systems of Detroit, Inc. P†

Exhibit T3A-118	Certificate of Incorporation of Metropolitan Fiber Systems of Florida, Inc. P†

Exhibit T3A-119	Certificate of Incorporation of Metropolitan Fiber Systems of Hawaii, Inc. P†

Exhibit T3A-120	Certificate of Incorporation of Metropolitan Fiber Systems of Houston, Inc. P†

Exhibit T3A-121	Certificate of Incorporation of Metropolitan Fiber Systems of Indianapolis, Inc. P†

Exhibit T3A-122	Certificate of Incorporation of Metropolitan Fiber Systems of Iowa, Inc. P†

Exhibit T3A-123	Certificate of Incorporation of Metropolitan Fiber Systems of Kansas City, Missouri, Inc. P†

Exhibit T3A-124	Certificate of Incorporation of Metropolitan Fiber Systems of Kansas, Inc. P†

Exhibit T3A-125	Certificate of Incorporation of Metropolitan Fiber Systems of Kentucky, Inc. P†

Exhibit T3A-126	Certificate of Incorporation of Metropolitan Fiber Systems of Massachusetts, Inc. P†

Exhibit T3A-127	Certificate of Incorporation of Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc. P†

Exhibit T3A-128	Certificate of Incorporation of Metropolitan Fiber Systems of Nebraska, Inc. P†

Exhibit T3A-129	Certificate of Incorporation of Metropolitan Fiber Systems of Nevada, Inc. P†

Exhibit T3A-130	Certificate of Incorporation of Metropolitan Fiber Systems of New Hampshire, Inc. P†

Exhibit T3A-131	Certificate of Incorporation of Metropolitan Fiber Systems of New Jersey, Inc. P†

Exhibit T3A-132	Certificate of Incorporation of Metropolitan Fiber Systems of New Orleans, Inc. P†

Exhibit T3A-133	Certificate of Incorporation of Metropolitan Fiber Systems of New York, Inc. P†

Exhibit T3A-134	Certificate of Incorporation of Metropolitan Fiber Systems of North Carolina, Inc. P†

Exhibit T3A-135	Certificate of Incorporation of Metropolitan Fiber Systems of Ohio, Inc. P†

Exhibit T3A-136	Certificate of Incorporation of Metropolitan Fiber Systems of Oklahoma, Inc. P†

Exhibit T3A-137	Certificate of Incorporation of Metropolitan Fiber Systems of Oregon, Inc. P†

Exhibit T3A-138	Certificate of Incorporation of Metropolitan Fiber Systems of Philadelphia, Inc. P†

Exhibit T3A-139	Certificate of Incorporation of Metropolitan Fiber Systems of Pittsburgh, Inc. P†

Exhibit T3A-140	Certificate of Incorporation of Metropolitan Fiber Systems of Rhode Island, Inc. P†

Exhibit T3A-141	Certificate of Incorporation of Metropolitan Fiber Systems of Seattle, Inc. P†

Exhibit T3A-142	Certificate of Incorporation of Metropolitan Fiber Systems of St. Louis, Inc. P†

Exhibit T3A-143	Certificate of Incorporation of Metropolitan Fiber Systems of Tennessee, Inc. P†

Exhibit T3A-144	Certificate of Incorporation of Metropolitan Fiber Systems of Virginia, Inc. P†

Exhibit T3A-145	Certificate of Incorporation of Metropolitan Fiber Systems of Wisconsin, Inc. P†

Exhibit T3A-146	Certificate of Incorporation of Metropolitan Fiber Systems/McCourt, Inc. P†

Exhibit T3A-147	Certificate of Incorporation of MFS CableCo U.S., Inc. P†

Exhibit T3A-148	Certificate of Incorporation of MFS Datanet, Inc. P†

Exhibit T3A-149	Certificate of Incorporation of MFS Foreign Personnel, Inc. P†

Exhibit T3A-150	Certificate of Incorporation of MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.) P†

Exhibit T3A-151	Certificate of Incorporation of MFS Globenet, Inc. P†

Exhibit T3A-152	Certificate of Incorporation of MFS International Holdings, L.L.C. P†

Exhibit T3A-153	Certificate of Incorporation of MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.) P†

Exhibit T3A-154	Certificate of Incorporation of MFS Telecom, Inc. P†

Exhibit T3A-155	Certificate of Incorporation of MFS Telephone of Missouri, Inc. P†

Exhibit T3A-156	Certificate of Incorporation of MFS Telephone of New Hampshire, Inc. P†

Exhibit T3A-157	Certificate of Incorporation of MFS Telephone of Virginia, Inc. P†

Exhibit T3A-158	Certificate of Incorporation of MFS Telephone, Inc. P†

Exhibit T3A-159	Certificate of Partnership of MFS/C-TEC (New Jersey) Partnership P†

Exhibit T3A-160	Certificate of Incorporation of MFSA Holding, Inc. P†

Exhibit T3A-161	Certificate of Incorporation of Military Communications Center, Inc. P†

Exhibit T3A-162	Certificate of Incorporation of MobileComm Europe Inc. P†

Exhibit T3A-163	Certificate of Incorporation of Mtel American Radiodetermination Corporation P†

Exhibit T3A-164	Certificate of Incorporation of Mtel Asia, Inc. P†

Exhibit T3A-165	Certificate of Incorporation of Mtel Cellular, Inc. P†

Exhibit T3A-166	Certificate of Incorporation of Mtel Digital Services, Inc. P†

Exhibit T3A-167	Certificate of Incorporation of Mtel International, Inc. P†

Exhibit T3A-168	Certificate of Incorporation of Mtel Latin America, Inc. P†

Exhibit T3A-169	Certificate of Incorporation of Mtel Microwave, Inc. P†

Exhibit T3A-170	Certificate of Incorporation of Mtel Service Corporation P†

Exhibit T3A-171	Certificate of Incorporation of Mtel Space Technologies Corporation P†

Exhibit T3A-172	Certificate of Incorporation of Mtel Technologies, Inc. P†

Exhibit T3A-173	Certificate of Incorporation of N.C.S. Equipment Corporation P†

Exhibit T3A-174	Certificate of Incorporation of National Telecommunications of Florida, Inc. P†

Exhibit T3A-175	Certificate of Incorporation of Netwave Systems, Inc. P†

Exhibit T3A-176	Certificate of Incorporation of networkMCI, Inc. P†

Exhibit T3A-177	Certificate of Incorporation of New England Fiber Communications L.L.C. P†

Exhibit T3A-178	Certificate of Incorporation of Northeast Networks, Inc. P†

Exhibit T3A-179	Certificate of Incorporation of NTC, Inc. P†

Exhibit T3A-180	Certificate of Incorporation of Overseas Telecommunications, Inc. P†

Exhibit T3A-181	Certificate of Formation of Savannah Yacht & Ship, LLC P†

Exhibit T3A-182	Certificate of Incorporation of SkyTel Communications, Inc. P†

Exhibit T3A-183	Certificate of Incorporation of SkyTel Corp. P†

Exhibit T3A-184	Certificate of Formation of SkyTel Payroll Services, LLC P†

Exhibit T3A-185	Certificate of Incorporation of Southern Wireless Video, Inc. P†

Exhibit T3A-186	Certificate of Incorporation of Southernnet of South Carolina, Inc. P†

Exhibit T3A-187	Certificate of Incorporation of Southernnet Systems, Inc. P†

Exhibit T3A-188	Certificate of Incorporation of Southernnet, Inc. P†

Exhibit T3A-189	Certificate of Incorporation of Telecom*USA, Inc. P†

Exhibit T3A-190	Certificate of Incorporation of Teleconnect Company P†

Exhibit T3A-191	Certificate of Incorporation of Teleconnect Long Distance Services & Systems Company P†

Exhibit T3A-192	Certificate of Incorporation of Tenant Network Services, Inc. P†

Exhibit T3A-193	Certificate of Incorporation of TMC Communications, Inc. P†

Exhibit T3A-194	Certificate of Incorporation of TransCall America, Inc. P†

Exhibit T3A-195	Certificate of Incorporation of Tru Vision Wireless, Inc. P†

Exhibit T3A-196	Certificate of Incorporation of Tru Vision-Flippin, Inc. P†

Exhibit T3A-197	Certificate of Incorporation of TTI National, Inc. P†

Exhibit T3A-198	Certificate of Incorporation of UUNET Australia Limited P†

Exhibit T3A-199	Certificate of Incorporation of UUNET Caribbean, Inc. P†

Exhibit T3A-200	Certificate of Incorporation of UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.) P†

Exhibit T3A-201	Certificate of Incorporation of UUNET Holdings Corp. P†

Exhibit T3A-202	Certificate of Incorporation of UUNET International Ltd. P†

Exhibit T3A-203	Certificate of Incorporation of UUNET Japan Ltd. P†

Exhibit T3A-204	Certificate of Formation of UUNET Payroll Services, LLC P†

Exhibit T3A-205	Certificate of Incorporation of UUNET Technologies, Inc. P†

Exhibit T3A-206	Certificate of Incorporation of Virginia Metrotel, Inc. P†

Exhibit T3A-207	Certificate of Incorporation of Western Business Network, Inc. P†

Exhibit T3A-208	Certificate of Formation of Wireless Enterprises LLC P†

Exhibit T3A-209	Certificate of Incorporation of Wireless One of Bryan, Texas, Inc. P†

Exhibit T3A-210	Certificate of Incorporation of Wireless One, Inc. P†

Exhibit T3A-211	Certificate of Incorporation of Wireless Video Enhanced Services P†

Exhibit T3A-212	Certificate of Incorporation of Wireless Video Enterprises, Inc. P†

Exhibit T3A-213	Certificate of Incorporation of Wireless Video Services P†

Exhibit T3A-214	Certificate of Incorporation of WorldCom Broadband Solutions, Inc. P†

Exhibit T3A-215	Certificate of Incorporation of WorldCom Caribbean, Inc. P†

Exhibit T3A-216	Certificate of Incorporation of WorldCom East, Inc. P†

Exhibit T3A-217	Certificate of Incorporation of WorldCom ETC, Inc. P†

Exhibit T3A-218	Certificate of Incorporation of WorldCom Federal Systems, Inc. P†

Exhibit T3A-219	Certificate of Incorporation of WorldCom Funding Corporation P†

Exhibit T3A-220	Certificate of Incorporation of WorldCom Global Strategic Alliances, Inc. P†

Exhibit T3A-221	Certificate of Incorporation of WorldCom Global Strategic Alliances International, Inc. P†

Exhibit T3A-222	Certificate of Incorporation of WorldCom ICC, Inc. P†

Exhibit T3A-223	Certificate of Incorporation of WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation) P†

Exhibit T3A-224	Certificate of Incorporation of WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.) P†

Exhibit T3A-225	Certificate of Incorporation of WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.) P†

Exhibit T3A-226	Certificate of Incorporation of WorldCom International Data Services, Inc. P†

Exhibit T3A-227	Certificate of Formation of WorldCom International Mobile Services LLC P†

Exhibit T3A-228	Certificate of Incorporation of WorldCom International Mobile Services, Inc. P†

Exhibit T3A-229	Certificate of Incorporation of WorldCom Overseas Holdings, Inc. P†

Exhibit T3A-230	Certificate of Formation of WorldCom Payroll Services, LLC P†

Exhibit T3A-231	Certificate of Formation of WorldCom Purchasing, LLC P†

Exhibit T3A-232	Certificate of Formation of WorldCom Switzerland LLC P†

Exhibit T3A-233	Certificate of Incorporation of WorldCom Ventures, Inc. P†

Exhibit T3A-234	Certificate of Incorporation of WorldCom Wireless, Inc. P†

Exhibit T3A-235	Certificate of Incorporation of MCImetro Access Transmission Services of Virginia, Inc. P†

Exhibit T3A-236	Certificate of Incorporation of Brooks Fiber Communications of Virginia P†

Exhibit T3A-237	Certificate of Incorporation of B.T.C. Real Estate Investments, Inc. P†

Exhibit T3A-238	Certificate of Incorporation of Nova Cellular Co. P†

Exhibit T3B-1	Restated Bylaws of Applicant (incorporated by reference to Exhibit 99.2 to Applicant’s current report on Form 8-K dated October 23, 2002 (File No. 0-11258)).

Exhibit T3B-2	By-laws of 1-800-Collect, Inc. P†

Exhibit T3B-3	By-laws of Access Network Services, Inc. P†

Exhibit T3B-4	By-laws of Access Virginia, Inc. P†

Exhibit T3B-5	By-laws of ALD Communications, Inc. P†

Exhibit T3B-6	By-laws of BC Yacht Sales, Inc. P†

Exhibit T3B-7	Limited Liability Company Agreement of BCT Holdings, LLC P†

Exhibit T3B-8	Limited Liability Company Agreement of BCT Real Estate, LLC P†

Exhibit T3B-9	By-laws of BFC Communications, Inc. P†

Exhibit T3B-10	By-laws of Bittel Telecommunications Corporation P†

Exhibit T3B-11	By-laws of Brooks Fiber Communications of Arkansas, Inc. P†

Exhibit T3B-12	By-laws of Brooks Fiber Communications of Bakersfield, Inc. P†

Exhibit T3B-13	By-laws of Brooks Fiber Communications of Connecticut, Inc. P†

Exhibit T3B-14	By-laws of Brooks Fiber Communications of Fresno, Inc. P†

Exhibit T3B-15	By-laws of Brooks Fiber Communications of Idaho, Inc. P†

Exhibit T3B-16	By-laws of Brooks Fiber Communications of Massachusetts, Inc. P†

Exhibit T3B-17	By-laws of Brooks Fiber Communications of Michigan, Inc. P†

Exhibit T3B-18	By-laws of Brooks Fiber Communications of Minnesota, Inc. P†

Exhibit T3B-19	By-laws of Brooks Fiber Communications of Mississippi, Inc. P†

Exhibit T3B-20	By-laws of Brooks Fiber Communications of Missouri, Inc. P†

Exhibit T3B-21	By-laws of Brooks Fiber Communications of Nevada, Inc. P†

Exhibit T3B-22	By-laws of Brooks Fiber Communications of New England, Inc. P†

Exhibit T3B-23	By-laws of Brooks Fiber Communications of New Mexico, Inc. P†

Exhibit T3B-24	By-laws of Brooks Fiber Communications of New York, Inc. P†

Exhibit T3B-25	By-laws of Brooks Fiber Communications of Ohio, Inc. P†

Exhibit T3B-26	By-laws of Brooks Fiber Communications of Oklahoma, Inc. P†

Exhibit T3B-27	By-laws of Brooks Fiber Communications of Rhode Island, Inc. P†

Exhibit T3B-28	By-laws of Brooks Fiber Communications of Sacramento, Inc. P†

Exhibit T3B-29	By-laws of Brooks Fiber Communications of San Jose, Inc. P†

Exhibit T3B-30	By-laws of Brooks Fiber Communications of Stockton, Inc. P†

Exhibit T3B-31	By-laws of Brooks Fiber Communications of Tennessee, Inc. P†

Exhibit T3B-32	By-laws of Brooks Fiber Communications of Texas, Inc. P†

Exhibit T3B-33	By-laws of Brooks Fiber Communications of Tucson, Inc. P†

Exhibit T3B-34	By-laws of Brooks Fiber Communications of Tulsa, Inc. P†

Exhibit T3B-35	By-laws of Brooks Fiber Communications of Utah, Inc. P†

Exhibit T3B-36	By-laws of Brooks Fiber Communications-LD, Inc. P†

Exhibit T3B-37	By-laws of Brooks Fiber Properties, Inc. P†

Exhibit T3B-38	By-laws of BTC Finance Corp. P†

Exhibit T3B-39	By-laws of BTC Transportation Corporation P†

Exhibit T3B-40	By-laws of Business Internet, Inc. P†

Exhibit T3B-41	By-laws of CC Wireless, Inc. P†

Exhibit T3B-42	By-laws of Chicago Fiber Optic Corporation P†

Exhibit T3B-43	By-laws of Com Systems, Inc. P†

Exhibit T3B-44	By-laws of COM/NAV Realty Corp. P†

Exhibit T3B-45	By-laws of By-laws of Compuplex Incorporated P†

Exhibit T3B-46	By-laws of Cross Country Wireless, Inc. P†

Exhibit T3B-47	By-laws of CS Network Services, Inc. P†

Exhibit T3B-48	By-laws of CS Wireless Battle Creek, Inc. P†

Exhibit T3B-49	By-laws of CS Wireless Systems, Inc. P†

Exhibit T3B-50	By-laws of Digex, Incorporated P†

Exhibit T3B-51	By-laws of Digex International Holding Company P†

Exhibit T3B-52	By-laws of E.L. Acquisition, Inc. P†

Exhibit T3B-53	By-laws of Express Communications, Inc. P†

Exhibit T3B-54	By-laws of Fibercom of Missouri, Inc. P†

Exhibit T3B-55	By-laws of FiberNet Rochester, Inc. P†

Exhibit T3B-56	By-laws of Fibernet, Inc. P†

Exhibit T3B-57	By-laws of Healan Communications, Inc. P†

Exhibit T3B-58	Limited Liability Company Agreement of ICI Capital LLC P†

Exhibit T3B-59	By-laws of Institutional Communications Company - Virginia P†

Exhibit T3B-60	By-laws of Intelligent Investment Partners, Inc. P†

Exhibit T3B-61	By-laws of Intermedia Capital, Inc. P†

Exhibit T3B-62	By-laws of Intermedia Communications Inc. P†

Exhibit T3B-63	By-laws of Intermedia Communications of Virginia, Inc. P†

Exhibit T3B-64	By-laws of Intermedia Investment, Inc. P†

Exhibit T3B-65	By-laws of Intermedia Licensing Company P†

Exhibit T3B-66	Limited Liability Company Agreement of Intermedia Services LLC P†

Exhibit T3B-67	By-laws of J.B. Telecom, Inc. P†

Exhibit T3B-68	By-laws of Jones Lightwave of Denver, Inc. P†

Exhibit T3B-69	By-laws of Marconi Telegraph-Cable Company, Inc. P†

Exhibit T3B-70	By-laws of MCI Canada, Inc. P†

Exhibit T3B-71	By-laws of MCI Communications Corporation P†

Exhibit T3B-72	By-laws of MCI Equipment Acquisition Corporation P†

Exhibit T3B-73	By-laws of MCI Galaxy III Transponder Leasing, Inc. P†

Exhibit T3B-74	By-laws of MCI Global Access Corporation P†

Exhibit T3B-75	By-laws of MCI Global Support Corporation P†

Exhibit T3B-76	By-laws of MCI International Services, L.L.C. P†

Exhibit T3B-77	By-laws of MCI International Telecommunications Corporation P†

Exhibit T3B-78	By-laws of MCI International Telecommunications Holding Corporation P†

Exhibit T3B-79	By-laws of MCI International, Inc. P†

Exhibit T3B-80	By-laws of MCI Investments Holdings, Inc. P†

Exhibit T3B-81	By-laws of MCI Network Technologies, Inc. P†

Exhibit T3B-82	By-laws of MCI Omega Properties, Inc. P†

Exhibit T3B-83	Limited Liability Company Agreement of MCI Payroll Services, LLC P†

Exhibit T3B-84	By-laws of MCI Research, Inc. P†

Exhibit T3B-85	By-laws of MCI Systemhouse L.L.C. P†

Exhibit T3B-86	By-laws of MCI Transcon Corporation P†

Exhibit T3B-87	By-laws of MCI Wireless, Inc. P†

Exhibit T3B-88	By-laws of MCI WORLDCOM Brands, L.L.C. P†

Exhibit T3B-89	Limited Liability Company Agreement of MCI WORLDCOM Brazil LLC P†

Exhibit T3B-90	Limited Liability Company Agreement of MCI WORLDCOM Brooks Telecom, LLC P†

Exhibit T3B-91	By-laws of MCI WORLDCOM Capital Management Corporation P†

Exhibit T3B-92	By-laws of MCI WORLDCOM Communications of Virginia, Inc. P†

Exhibit T3B-93	By-laws of MCI WORLDCOM Communications, Inc. P†

Exhibit T3B-94	By-laws of MCI WORLDCOM Financial Management Corporation P†

Exhibit T3B-95	By-laws of MCI WORLDCOM International, Inc. P†

Exhibit T3B-96	By-laws of MCI WorldCom Management Company, Inc. P†

Exhibit T3B-97	Limited Liability Company Agreement of MCI WORLDCOM MFS Telecom, LLC P†

Exhibit T3B-98	By-laws of MCI WORLDCOM Network Services of Virginia, Inc. P†

Exhibit T3B-99	By-laws of MCI WORLDCOM Network Services, Inc. P†

Exhibit T3B-100	By-laws of MCI WORLDCOM Receivables Corporation P†

Exhibit T3B-101	By-laws of MCI WORLDCOM Synergies Management Company, Inc. P†

Exhibit T3B-102	By-laws of MCI/OTI Corporation P†

Exhibit T3B-103	Limited Liability Company Agreement of MCImetro Access Transmission Services LLC P†

Exhibit T3B-104	By-laws of Metrex Corporation P†

Exhibit T3B-105	By-laws of Metropolitan Fiber Systems of Alabama, Inc. P†

Exhibit T3B-106	By-laws of Metropolitan Fiber Systems of Arizona, Inc. P†

Exhibit T3B-107	By-laws of Metropolitan Fiber Systems of Baltimore, Inc. P†

Exhibit T3B-108	By-laws of Metropolitan Fiber Systems of California, Inc. P†

Exhibit T3B-109	By-laws of Metropolitan Fiber Systems of Columbus, Inc. P†

Exhibit T3B-110	By-laws of Metropolitan Fiber Systems of Connecticut, Inc. P†

Exhibit T3B-111	By-laws of Metropolitan Fiber Systems of Dallas, Inc. P†

Exhibit T3B-112	By-laws of Metropolitan Fiber Systems of Delaware, Inc. P†

Exhibit T3B-113	By-laws of Metropolitan Fiber Systems of Denver, Inc. P†

Exhibit T3B-114	By-laws of Metropolitan Fiber Systems of Detroit, Inc. P†

Exhibit T3B-115	By-laws of Metropolitan Fiber Systems of Florida, Inc. P†

Exhibit T3B-116	By-laws of Metropolitan Fiber Systems of Hawaii, Inc. P†

Exhibit T3B-117	By-laws of Metropolitan Fiber Systems of Houston, Inc. P†

Exhibit T3B-118	By-laws of Metropolitan Fiber Systems of Indianapolis, Inc. P†

Exhibit T3B-119	By-laws of Metropolitan Fiber Systems of Iowa, Inc. P†

Exhibit T3B-120	By-laws of Metropolitan Fiber Systems of Kansas City, Missouri, Inc. P†

Exhibit T3B-121	By-laws of Metropolitan Fiber Systems of Kansas, Inc. P†

Exhibit T3B-122	By-laws of Metropolitan Fiber Systems of Kentucky, Inc. P†

Exhibit T3B-123	By-laws of Metropolitan Fiber Systems of Massachusetts, Inc. P†

Exhibit T3B-124	By-laws of Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc. P†

Exhibit T3B-125	By-laws of Metropolitan Fiber Systems of Nebraska, Inc. P†

Exhibit T3B-126	By-laws of Metropolitan Fiber Systems of Nevada, Inc. P†

Exhibit T3B-127	By-laws of Metropolitan Fiber Systems of New Hampshire, Inc. P†

Exhibit T3B-128	By-laws of Metropolitan Fiber Systems of New Jersey, Inc. P†

Exhibit T3B-129	By-laws of Metropolitan Fiber Systems of New Orleans, Inc. P†

Exhibit T3B-130	By-laws of Metropolitan Fiber Systems of New York, Inc. P†

Exhibit T3B-131	By-laws of Metropolitan Fiber Systems of North Carolina, Inc. P†

Exhibit T3B-132	By-laws of Metropolitan Fiber Systems of Ohio, Inc. P†

Exhibit T3B-133	By-laws of Metropolitan Fiber Systems of Oklahoma, Inc. P†

Exhibit T3B-134	By-laws of Metropolitan Fiber Systems of Oregon, Inc. P†

Exhibit T3B-135	By-laws of Metropolitan Fiber Systems of Philadelphia, Inc. P†

Exhibit T3B-136	By-laws of Metropolitan Fiber Systems of Pittsburgh, Inc. P†

Exhibit T3B-137	By-laws of Metropolitan Fiber Systems of Rhode Island, Inc. P†

Exhibit T3B-138	By-laws of Metropolitan Fiber Systems of Seattle, Inc. P†

Exhibit T3B-139	By-laws of Metropolitan Fiber Systems of St. Louis, Inc. P†

Exhibit T3B-140	By-laws of Metropolitan Fiber Systems of Tennessee, Inc. P†

Exhibit T3B-141	By-laws of Metropolitan Fiber Systems of Virginia, Inc. P†

Exhibit T3B-142	By-laws of Metropolitan Fiber Systems of Wisconsin, Inc. P†

Exhibit T3B-143	By-laws of Metropolitan Fiber Systems/McCourt, Inc. P†

Exhibit T3B-144	By-laws of MFS CableCo U.S., Inc. P†

Exhibit T3B-145	By-laws of MFS Datanet, Inc. P†

Exhibit T3B-146	By-laws of MFS Foreign Personnel, Inc. P†

Exhibit T3B-147	By-laws of MFS Global Communications, Inc.
(f/k/a MCI WorldCom Services Co.) P†

Exhibit T3B-148	By-laws of MFS Globenet, Inc. P†

Exhibit T3B-149	By-laws of MFS International Holdings, L.L.C. P†

Exhibit T3B-150	By-laws of MFS International Opportunities, Inc.
(f/k/a MCI WorldCom Marketing Co.) P†

Exhibit T3B-151	By-laws of MFS Telecom, Inc. P†

Exhibit T3B-152	By-laws of MFS Telephone of Missouri, Inc. P†

Exhibit T3B-153	By-laws of MFS Telephone of New Hampshire, Inc. P†

Exhibit T3B-154	By-laws of MFS Telephone of Virginia, Inc. P†

Exhibit T3B-155	By-laws of MFS Telephone, Inc. P†

Exhibit T3B-156	Partnership Agreement of MFS/C-TEC (New Jersey) Partnership P†

Exhibit T3B-157	By-laws of MFSA Holding, Inc. P†

Exhibit T3B-158	By-laws of Military Communications Center, Inc. P†

Exhibit T3B-159	By-laws of MobileComm Europe Inc. P†

Exhibit T3B-160	By-laws of Mtel American Radiodetermination Corporation P†

Exhibit T3B-161	By-laws of Mtel Asia, Inc. P†

Exhibit T3B-162	By-laws of Mtel Cellular, Inc. P†

Exhibit T3B-163	By-laws of Mtel Digital Services, Inc. P†

Exhibit T3B-164	By-laws of Mtel International, Inc. P†

Exhibit T3B-165	By-laws of Mtel Latin America, Inc. P†

Exhibit T3B-166	By-laws of Mtel Microwave, Inc. P†

Exhibit T3B-167	By-laws of Mtel Service Corporation P†

Exhibit T3B-168	By-laws of Mtel Space Technologies Corporation P†

Exhibit T3B-169	By-laws of Mtel Technologies, Inc. P†

Exhibit T3B-170	By-laws of N.C.S. Equipment Corporation P†

Exhibit T3B-171	By-laws of National Telecommunications of Florida, Inc. P†

Exhibit T3B-172	By-laws of Netwave Systems, Inc. P†

Exhibit T3B-173	By-laws of networkMCI, Inc. P†

Exhibit T3B-174	By-laws of New England Fiber Communications L.L.C. P†

Exhibit T3B-175	By-laws of Northeast Networks, Inc. P†

Exhibit T3B-176	By-laws of NTC, Inc. P†

Exhibit T3B-177	By-laws of Overseas Telecommunications, Inc. P†

Exhibit T3B-178	Limited Liability Company Agreement of Savannah Yacht & Ship, LLC P†

Exhibit T3B-179	By-laws of SkyTel Communications, Inc. P†

Exhibit T3B-180	By-laws of SkyTel Corp. P†

Exhibit T3B-181	Limited Liability Company Agreement of SkyTel Payroll Services, LLC P†

Exhibit T3B-182	By-laws of Southern Wireless Video, Inc. P†

Exhibit T3B-183	By-laws of Southernnet of South Carolina, Inc. P†

Exhibit T3B-184	By-laws of Southernnet Systems, Inc. P†

Exhibit T3B-185	By-laws of Southernnet, Inc. P†

Exhibit T3B-186	By-laws of Telecom*USA, Inc. P†

Exhibit T3B-187	By-laws of Teleconnect Company P†

Exhibit T3B-188	By-laws of Teleconnect Long Distance Services & Systems Company P†

Exhibit T3B-189	By-laws of Tenant Network Services, Inc. P†

Exhibit T3B-190	By-laws of TMC Communications, Inc. P†

Exhibit T3B-191	By-laws of TransCall America, Inc. P†

Exhibit T3B-192	By-laws of Tru Vision Wireless, Inc. P†

Exhibit T3B-193	By-laws of Tru Vision-Flippin, Inc. P†

Exhibit T3B-194	By-laws of TTI National, Inc. P†

Exhibit T3B-195	By-laws of UUNET Australia Limited P†

Exhibit T3B-196	By-laws of UUNET Caribbean, Inc. P†

Exhibit T3B-197	By-laws of UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.) P†

Exhibit T3B-198	By-laws of UUNET Holdings Corp. P†

Exhibit T3B-199	By-laws of UUNET International Ltd. P†

Exhibit T3B-200	By-laws of UUNET Japan Ltd. P†

Exhibit T3B-201	Limited Liability Company Agreement of UUNET Payroll Services, LLC P†

Exhibit T3B-202	By-laws of UUNET Technologies, Inc. P†

Exhibit T3B-203	By-laws of Virginia Metrotel, Inc. P†

Exhibit T3B-204	By-laws of Western Business Network, Inc. P†

Exhibit T3B-205	Limited Liability Company Agreement of Wireless Enterprises LLC P†

Exhibit T3B-206	By-laws of Wireless One of Bryan, Texas, Inc. P†

Exhibit T3B-207	By-laws of Wireless One, Inc. P†

Exhibit T3B-208	By-laws of Wireless Video Enhanced Services P†

Exhibit T3B-209	By-laws of Wireless Video Enterprises, Inc. P†

Exhibit T3B-210	By-laws of Wireless Video Services P†

Exhibit T3B-211	By-laws of WorldCom Broadband Solutions, Inc. P†

Exhibit T3B-212	By-laws of WorldCom Caribbean, Inc. P†

Exhibit T3B-213	By-laws of WorldCom East, Inc. P†

Exhibit T3B-214	By-laws of WorldCom ETC, Inc. P†

Exhibit T3B-215	By-laws of WorldCom Federal Systems, Inc. P†

Exhibit T3B-216	By-laws of WorldCom Funding Corporation P†

Exhibit T3B-217	By-laws of WorldCom Global Strategic Alliances, Inc. P†

Exhibit T3B-218	By-laws of WorldCom Global Strategic Alliances International, Inc. P†

Exhibit T3B-219	By-laws of WorldCom ICC, Inc. P†

Exhibit T3B-220	By-laws of WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation) P†

Exhibit T3B-221	By-laws of WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.) P†

Exhibit T3B-222	By-laws of WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.) P†

Exhibit T3B-223	By-laws of WorldCom International Data Services, Inc. P†

Exhibit T3B-224	Limited Liability Company Agreement of WorldCom International Mobile Services LLC P†

Exhibit T3B-225	By-laws of WorldCom International Mobile Services, Inc. P†

Exhibit T3B-226	By-laws of WorldCom Overseas Holdings, Inc. P†

Exhibit T3B-227	Limited Liability Company Agreement of WorldCom Payroll Services, LLC P†

Exhibit T3B-228	Limited Liability Company Agreement of WorldCom Purchasing, LLC P†

Exhibit T3B-229	Limited Liability Company Agreement of WorldCom Switzerland LLC P†

Exhibit T3B-230	By-laws of WorldCom Ventures, Inc. P†

Exhibit T3B-231	By-laws of WorldCom Wireless, Inc. P†

Exhibit T3B-232	By-laws of MCImetro Access Transmission Services of Virginia, Inc. P†

Exhibit T3B-233	By-laws of Brooks Fiber Communications of Virginia P†

Exhibit T3B-234	By-laws of B.T.C. Real Estate Investments, Inc. P†

Exhibit T3B-235	By-laws of Nova Cellular Co. P†

Exhibit T3C-1	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2014 (previously filed).

Exhibit T3C-2	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2009 (previously filed).

Exhibit T3C-3	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2007 (previously filed).

Exhibit T3D	Not Applicable.

Exhibit T3E-1	Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated May 23, 2003 (previously filed).

Exhibit T3E-2	Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated May 23, 2003 (previously filed).

Exhibit T3E-3	Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 9, 2003 (incorporated by reference to Exhibit 2.1 to Applicant’s current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-4	Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated July 9, 2003 (incorporated by reference to Exhibit 2.2 to Applicant’s current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-5	Second Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated August 6, 2003 (incorporated by reference to Exhibit 99 to Applicant’s current report on Form 8-K dated August 8, 2003 (File No. 0-11258)).

Exhibit T3E-6	Third Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated September 12, 2003 (incorporated by reference to Exhibit 99 to Applicant’s current report on Form 8-K dated September 22, 2003 (File No. 0-11258)).

Exhibit T3E-7	Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (incorporated by reference to Exhibit 2.1 to Applicant’s current report on Form 8-K dated November 18, 2003 (File No. 0-11258)).

Exhibit T3F	Cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C).

Exhibit T3G	Statement of eligibility and qualification of the Trustee on Form T-1 (previously filed).

†	In accordance with Rule 202 of Regulation S-T, paper copy previously filed pursuant to a continuing hardship exemption.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, WorldCom, Inc., a Georgia corporation, and the Subsidiary Guarantors, have duly caused this Amendment No. 3 to the Application for Qualification to be signed on their behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Ashburn, and State of Virginia, except for Wireless One of Bryan, Texas, Inc., which is signed on its behalf by the undersigned and attested in the City of Clinton, and the State of Mississippi, on the 16th day of March, 2004.

WORLDCOM, INC.

		By:	/s/ Anastasia D. Kelly

		Name:	Anastasia D. Kelly
		Title:	Executive Vice President and General Counsel

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Vice President, Corporate & Securities

1-800-COLLECT, INC.
ACCESS NETWORK SERVICES, INC.
ACCESS VIRGINIA, INC.
ALD COMMUNICATIONS, INC.
BC YACHT SALES, INC.
BCT HOLDINGS, LLC
BCT REAL ESTATE, LLC
BFC COMMUNICATIONS, INC.
BITTEL TELECOMMUNICATIONS CORPORATION
BROOKS FIBER COMMUNICATIONS OF ARKANSAS, INC.
BROOKS FIBER COMMUNICATIONS OF BAKERSFIELD, INC.
BROOKS FIBER COMMUNICATIONS OF CONNECTICUT, INC.
BROOKS FIBER COMMUNICATIONS OF FRESNO, INC.
BROOKS FIBER COMMUNICATIONS OF IDAHO, INC.
BROOKS FIBER COMMUNICATIONS OF MASSACHUSETTS, INC.
BROOKS FIBER COMMUNICATIONS OF MICHIGAN, INC.
BROOKS FIBER COMMUNICATIONS OF MINNESOTA, INC.
BROOKS FIBER COMMUNICATIONS OF MISSISSIPPI, INC.
BROOKS FIBER COMMUNICATIONS OF MISSOURI, INC.
BROOKS FIBER COMMUNICATIONS OF NEVADA, INC.
BROOKS FIBER COMMUNICATIONS OF NEW ENGLAND, INC.
BROOKS FIBER COMMUNICATIONS OF NEW MEXICO, INC.
BROOKS FIBER COMMUNICATIONS OF NEW YORK, INC.
BROOKS FIBER COMMUNICATIONS OF OHIO, INC.
BROOKS FIBER COMMUNICATIONS OF OKLAHOMA, INC.
BROOKS FIBER COMMUNICATIONS OF RHODE ISLAND, INC.
BROOKS FIBER COMMUNICATIONS OF SACRAMENTO, INC.
BROOKS FIBER COMMUNICATIONS OF SAN JOSE, INC.
BROOKS FIBER COMMUNICATIONS OF STOCKTON, INC.
BROOKS FIBER COMMUNICATIONS OF TENNESSEE, INC.
BROOKS FIBER COMMUNICATIONS OF TEXAS, INC.
BROOKS FIBER COMMUNICATIONS OF TUCSON, INC.
BROOKS FIBER COMMUNICATIONS OF TULSA, INC.
BROOKS FIBER COMMUNICATIONS OF UTAH, INC.
BROOKS FIBER COMMUNICATIONS OF VIRGINIA
BROOKS FIBER COMMUNICATIONS-LD, INC.
BROOKS FIBER PROPERTIES, INC.

BTC FINANCE CORP.
B.T.C. REAL ESTATE INVESTMENTS, INC.
BTC TRANSPORTATION CORPORATION
BUSINESS INTERNET, INC.
CC WIRELESS, INC.
CHICAGO FIBER OPTIC CORPORATION
COM SYSTEMS, INC.
COM/NAV REALTY CORP.
COMPUPLEX INCORPORATED
CROSS COUNTRY WIRELESS, INC.
CS NETWORK SERVICES, INC.
CS WIRELESS BATTLE CREEK, INC.
CS WIRELESS SYSTEMS, INC.
E.L. ACQUISITION, INC.
EXPRESS COMMUNICATIONS, INC.
FIBERCOM OF MISSOURI, INC.
FIBERNET ROCHESTER, INC.
FIBERNET, INC.
HEALAN COMMUNICATIONS, INC.
ICI CAPITAL LLC
INSTITUTIONAL COMMUNICATIONS COMPANY - VIRGINIA
INTELLIGENT INVESTMENT PARTNERS, INC.
INTERMEDIA CAPITAL, INC.
INTERMEDIA COMMUNICATIONS INC.
INTERMEDIA COMMUNICATIONS OF VIRGINIA, INC.
INTERMEDIA INVESTMENT, INC.
INTERMEDIA LICENSING COMPANY
INTERMEDIA SERVICES LLC
J.B. TELECOM, INC.
JONES LIGHTWAVE OF DENVER, INC.
MARCONI TELEGRAPH-CABLE COMPANY, INC.
MCI CANADA, INC.
MCI COMMUNICATIONS CORPORATION
MCI EQUIPMENT ACQUISITION CORPORATION
MCI GALAXY III TRANSPONDER LEASING, INC.
MCI GLOBAL ACCESS CORPORATION
MCI GLOBAL SUPPORT CORPORATION
MCI INTERNATIONAL SERVICES, L.L.C.
MCI INTERNATIONAL TELECOMMUNICATIONS CORPORATION
MCI INTERNATIONAL TELECOMMUNICATIONS HOLDING CORPORATION
MCI INTERNATIONAL, INC.
MCI INVESTMENTS HOLDINGS, INC.
MCI NETWORK TECHNOLOGIES, INC.
MCI OMEGA PROPERTIES, INC.
MCI PAYROLL SERVICES, LLC
MCI RESEARCH, INC.
MCI SYSTEMHOUSE L.L.C.
MCI TRANSCON CORPORATION
MCI WIRELESS, INC.
MCI WORLDCOM BRANDS, L.L.C.
MCI WORLDCOM BRAZIL LLC
MCI WORLDCOM BROOKS TELECOM, LLC
MCI WORLDCOM CAPITAL MANAGEMENT CORPORATION
MCI WORLDCOM COMMUNICATIONS OF VIRGINIA, INC.
MCI WORLDCOM COMMUNICATIONS, INC.

MCI WORLDCOM FINANCIAL MANAGEMENT CORPORATION
MCI WORLDCOM INTERNATIONAL, INC.
MCI WORLDCOM MANAGEMENT COMPANY, INC.
MCI WORLDCOM MFS TELECOM, LLC
MCI WORLDCOM NETWORK SERVICES OF VIRGINIA, INC.
MCI WORLDCOM NETWORK SERVICES, INC.
MCI WORLDCOM RECEIVABLES CORPORATION
MCI WORLDCOM SYNERGIES MANAGEMENT COMPANY, INC.
MCI/OTI CORPORATION
MCIMETRO ACCESS TRANSMISSION SERVICES LLC
METREX CORPORATION
METROPOLITAN FIBER SYSTEMS OF ALABAMA, INC.
METROPOLITAN FIBER SYSTEMS OF ARIZONA, INC.
METROPOLITAN FIBER SYSTEMS OF BALTIMORE, INC.
METROPOLITAN FIBER SYSTEMS OF CALIFORNIA, INC.
METROPOLITAN FIBER SYSTEMS OF COLUMBUS, INC.
METROPOLITAN FIBER SYSTEMS OF CONNECTICUT, INC.
METROPOLITAN FIBER SYSTEMS OF DALLAS, INC.
METROPOLITAN FIBER SYSTEMS OF DELAWARE, INC.
METROPOLITAN FIBER SYSTEMS OF DENVER, INC.
METROPOLITAN FIBER SYSTEMS OF DETROIT, INC.
METROPOLITAN FIBER SYSTEMS OF FLORIDA, INC.
METROPOLITAN FIBER SYSTEMS OF HAWAII, INC.
METROPOLITAN FIBER SYSTEMS OF HOUSTON, INC.
METROPOLITAN FIBER SYSTEMS OF INDIANAPOLIS, INC.
METROPOLITAN FIBER SYSTEMS OF IOWA, INC.
METROPOLITAN FIBER SYSTEMS OF KANSAS CITY, MISSOURI, INC.
METROPOLITAN FIBER SYSTEMS OF KANSAS, INC.
METROPOLITAN FIBER SYSTEMS OF KENTUCKY, INC.
METROPOLITAN FIBER SYSTEMS OF MASSACHUSETTS, INC.
METROPOLITAN FIBER SYSTEMS OF MINNEAPOLIS/ST. PAUL, INC.
METROPOLITAN FIBER SYSTEMS OF NEBRASKA, INC.
METROPOLITAN FIBER SYSTEMS OF NEVADA, INC.
METROPOLITAN FIBER SYSTEMS OF NEW HAMPSHIRE, INC.
METROPOLITAN FIBER SYSTEMS OF NEW JERSEY, INC.
METROPOLITAN FIBER SYSTEMS OF NEW ORLEANS, INC.
METROPOLITAN FIBER SYSTEMS OF NEW YORK, INC.
METROPOLITAN FIBER SYSTEMS OF NORTH CAROLINA, INC.
METROPOLITAN FIBER SYSTEMS OF OHIO, INC.
METROPOLITAN FIBER SYSTEMS OF OKLAHOMA, INC.
METROPOLITAN FIBER SYSTEMS OF OREGON, INC.
METROPOLITAN FIBER SYSTEMS OF PHILADELPHIA, INC.
METROPOLITAN FIBER SYSTEMS OF PITTSBURGH, INC.
METROPOLITAN FIBER SYSTEMS OF RHODE ISLAND, INC.
METROPOLITAN FIBER SYSTEMS OF SEATTLE, INC.
METROPOLITAN FIBER SYSTEMS OF ST. LOUIS, INC.
METROPOLITAN FIBER SYSTEMS OF TENNESSEE, INC.
METROPOLITAN FIBER SYSTEMS OF VIRGINIA, INC.
METROPOLITAN FIBER SYSTEMS OF WISCONSIN, INC.
METROPOLITAN FIBER SYSTEMS/MCCOURT, INC.
MFS CABLECO U.S., INC.
MFS DATANET, INC.
MFS FOREIGN PERSONNEL, INC.
MFS GLOBAL COMMUNICATIONS, INC. (F/K/A MCI WORLDCOM SERVICES CO.)

MFS GLOBENET, INC.
MFS INTERNATIONAL HOLDINGS, L.L.C.
MFS INTERNATIONAL OPPORTUNITIES, INC.
(F/K/A MCI WORLDCOM MARKETING CO.)
MFS TELECOM, INC.
MFS TELEPHONE OF MISSOURI, INC.
MFS TELEPHONE OF NEW HAMPSHIRE, INC.
MFS TELEPHONE OF VIRGINIA, INC.
MFS TELEPHONE, INC.
MFS/C-TEC (NEW JERSEY) PARTNERSHIP
MFSA HOLDING, INC.
MILITARY COMMUNICATIONS CENTER, INC.
MOBILECOMM EUROPE INC.
MTEL AMERICAN RADIODETERMINATION CORPORATION
MTEL ASIA, INC.
MTEL CELLULAR, INC.
MTEL DIGITAL SERVICES, INC.
MTEL INTERNATIONAL, INC.
MTEL LATIN AMERICA, INC.
MTEL MICROWAVE, INC.
MTEL SERVICE CORPORATION
MTEL SPACE TECHNOLOGIES CORPORATION
MTEL TECHNOLOGIES, INC.
N.C.S. EQUIPMENT CORPORATION
NATIONAL TELECOMMUNICATIONS OF FLORIDA, INC.
NETWAVE SYSTEMS, INC.
NETWORKMCI, INC.
NEW ENGLAND FIBER COMMUNICATIONS L.L.C.
NORTHEAST NETWORKS, INC.
NOVA CELLULAR CO.NTC, INC.
OVERSEAS TELECOMMUNICATIONS, INC.
SAVANNAH YACHT & SHIP, LLC
SKYTEL COMMUNICATIONS, INC.
SKYTEL CORP.
SKYTEL PAYROLL SERVICES, LLC
SOUTHERN WIRELESS VIDEO, INC.
SOUTHERNNET OF SOUTH CAROLINA, INC.
SOUTHERNNET SYSTEMS, INC.
SOUTHERNNET, INC.
TELECOM*USA, INC.
TELECONNECT COMPANY
TELECONNECT LONG DISTANCE SERVICES & SYSTEMS COMPANY
TENANT NETWORK SERVICES, INC.
TMC COMMUNICATIONS, INC.
TRANSCALL AMERICA, INC.
TRU VISION WIRELESS, INC.
TRU VISION-FLIPPIN, INC.
TTI NATIONAL, INC.
UUNET AUSTRALIA LIMITED
UUNET CARIBBEAN, INC.
UUNET GLOBAL ALLIANCES, INC. (F/K/A MCI WORLDCOM TRANSMISSION CO.)
UUNET HOLDINGS CORP.
UUNET INTERNATIONAL LTD.
UUNET JAPAN LTD.
UUNET PAYROLL SERVICES, LLC

UUNET TECHNOLOGIES, INC.
VIRGINIA METROTEL, INC.
WESTERN BUSINESS NETWORK, INC.
WIRELESS ONE, INC.
WIRELESS VIDEO ENHANCED SERVICES
WIRELESS VIDEO ENTERPRISES, INC.
WIRELESS VIDEO SERVICES
WORLDCOM BROADBAND SOLUTIONS, INC.
WORLDCOM CARIBBEAN, INC.
WORLDCOM EAST, INC.
WORLDCOM ETC, INC.
WORLDCOM FEDERAL SYSTEMS, INC.
WORLDCOM FUNDING CORPORATION
WORLDCOM GLOBAL STRATEGIC ALLIANCES, INC.
WORLDCOM GLOBAL STRATEGIC ALLIANCES INTERNATIONAL, INC.
WORLDCOM ICC, INC.
WORLDCOM INTERMEDIA COMMUNICATIONS CORPORATION (F/K/A SHARED TECHNOLOGIES FAIRCHILD COMMUNICATIONS CORPORATION)
WORLDCOM INTERMEDIA TELECOM, INC. (F/K/A SHARED TECHNOLOGIES FAIRCHILD TELECOM, INC.)
WORLDCOM INTERMEDIA, INC. (F/K/A SHARED TECHNOLOGIES FAIRCHILD, INC.)
WORLDCOM INTERNATIONAL DATA SERVICES, INC.
WORLDCOM INTERNATIONAL MOBILE SERVICES LLC
WORLDCOM INTERNATIONAL MOBILE SERVICES, INC.
WORLDCOM OVERSEAS HOLDINGS, INC.
WORLDCOM PAYROLL SERVICES, LLC
WORLDCOM PURCHASING, LLC
WORLDCOM SWITZERLAND LLC
WORLDCOM VENTURES, INC.
WORLDCOM WIRELESS, INC.

		By:	/s/ Jennifer C. McGarey

		Name:	Jennifer C. McGarey
		Title:	Secretary for each of the above-listed co-applicants

Attest:	/s/ Nicole Jones

Name:	Nicole Jones
Title:	Assistant Secretary

WIRELESS ONE OF BRYAN, TEXAS, INC.

		By:	/s/ Kerry R. McKelvey

		Name:	Kerry R. McKelvey
		Title:	President, Chief Executive Officer and Director

Attest:	/s/ John M. Coakley

Name:	John M. Coakley
Title:	CFO & Secretary

Exhibit Index

Exhibit No.	Description

Exhibit T3A-1	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Seven by inserting Articles Seven D, E, F, and G) (incorporated herein by reference to Exhibit 3.1 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Four by deleting the text thereof and substituting new Article Four) (incorporated herein by reference to Exhibit 3.2 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-3	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Applicant (amending former Article Eleven by deleting the text thereof and substituting new Article Eleven) (incorporated herein by reference to Exhibit 3.3 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-4	Second Amended and Restated Articles of Incorporation of Applicant (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 3.4 to Applicant’s registration statement on Form S-8 dated August 22, 2001 (Registration No. 333-68204)).

Exhibit T3A-5	Certificate of Incorporation of 1-800-Collect, Inc. P†

Exhibit T3A-6	Certificate of Incorporation of Access Network Services, Inc. P†

Exhibit T3A-7	Certificate of Incorporation of Access Virginia, Inc. P†

Exhibit T3A-8	Certificate of Incorporation of ALD Communications, Inc. P†

Exhibit T3A-9	Certificate of Incorporation of BC Yacht Sales, Inc. P†

Exhibit T3A-10	Certificate of Formation of BCT Holdings, LLC P†

Exhibit T3A-11	Certificate of Formation of BCT Real Estate, LLC P†

Exhibit T3A-12	Certificate of Incorporation of BFC Communications, Inc. P†

Exhibit T3A-13	Certificate of Incorporation of Bittel Telecommunications Corporation P†

Exhibit T3A-14	Certificate of Incorporation of Brooks Fiber Communications of Arkansas, Inc. P†

Exhibit T3A-15	Certificate of Incorporation of Brooks Fiber Communications of Bakersfield, Inc. P†

Exhibit T3A-16	Certificate of Incorporation of Brooks Fiber Communications of Connecticut, Inc. P†

Exhibit T3A-17	Certificate of Incorporation of Brooks Fiber Communications of Fresno, Inc. P†

Exhibit T3A-18	Certificate of Incorporation of Brooks Fiber Communications of Idaho, Inc. P†

Exhibit T3A-19	Certificate of Incorporation of Brooks Fiber Communications of Massachusetts, Inc. P†

Exhibit T3A-20	Certificate of Incorporation of Brooks Fiber Communications of Michigan, Inc. P†

Exhibit T3A-21	Certificate of Incorporation of Brooks Fiber Communications of Minnesota, Inc. P†

Exhibit T3A-22	Certificate of Incorporation of Brooks Fiber Communications of Mississippi, Inc. P†

Exhibit T3A-23	Certificate of Incorporation of Brooks Fiber Communications of Missouri, Inc. P†

Exhibit T3A-24	Certificate of Incorporation of Brooks Fiber Communications of Nevada, Inc. P†

Exhibit T3A-25	Certificate of Incorporation of Brooks Fiber Communications of New England, Inc. P†

Exhibit T3A-26	Certificate of Incorporation of Brooks Fiber Communications of New Mexico, Inc. P†

Exhibit T3A-27	Certificate of Incorporation of Brooks Fiber Communications of New York, Inc. P†

Exhibit T3A-28	Certificate of Incorporation of Brooks Fiber Communications of Ohio, Inc. P†

Exhibit T3A-29	Certificate of Incorporation of Brooks Fiber Communications of Oklahoma, Inc. P†

Exhibit T3A-30	Certificate of Incorporation of Brooks Fiber Communications of Rhode Island, Inc. P†

Exhibit T3A-31	Certificate of Incorporation of Brooks Fiber Communications of Sacramento, Inc. P†

Exhibit T3A-32	Certificate of Incorporation of Brooks Fiber Communications of San Jose, Inc. P†

Exhibit T3A-33	Certificate of Incorporation of Brooks Fiber Communications of Stockton, Inc. P†

Exhibit T3A-34	Certificate of Incorporation of Brooks Fiber Communications of Tennessee, Inc. P†

Exhibit T3A-35	Certificate of Incorporation of Brooks Fiber Communications of Texas, Inc. P†

Exhibit T3A-36	Certificate of Incorporation of Brooks Fiber Communications of Tucson, Inc. P†

Exhibit T3A-37	Certificate of Incorporation of Brooks Fiber Communications of Tulsa, Inc. P†

Exhibit T3A-38	Certificate of Incorporation of Brooks Fiber Communications of Utah, Inc. P†

Exhibit T3A-39	Certificate of Incorporation of Brooks Fiber Communications-LD, Inc. P†

Exhibit T3A-40	Certificate of Incorporation of Brooks Fiber Properties, Inc. P†

Exhibit T3A-41	Certificate of Incorporation of BTC Finance Corp. P†

Exhibit T3A-42	Certificate of Incorporation of BTC Transportation Corporation P†

Exhibit T3A-43	Certificate of Incorporation of Business Internet, Inc. P†

Exhibit T3A-44	Certificate of Incorporation of CC Wireless, Inc. P†

Exhibit T3A-45	Certificate of Incorporation of Chicago Fiber Optic Corporation P†

Exhibit T3A-46	Certificate of Incorporation of Com Systems, Inc. P†

Exhibit T3A-47	Certificate of Incorporation of COM/NAV Realty Corp. P†

Exhibit T3A-48	Certificate of Incorporation of Compuplex Incorporated P†

Exhibit T3A-49	Certificate of Incorporation of Cross Country Wireless, Inc. P†

Exhibit T3A-50	Certificate of Incorporation of CS Network Services, Inc. P†

Exhibit T3A-51	Certificate of Incorporation of CS Wireless Battle Creek, Inc. P†

Exhibit T3A-52	Certificate of Incorporation of CS Wireless Systems, Inc. P†

Exhibit T3A-53	Certificate of Incorporation of Digex, Incorporated P†

Exhibit T3A-54	Certificate of Incorporation of Digex International Holding Company P†

Exhibit T3A-55	Certificate of Incorporation of E.L. Acquisition, Inc. P†

Exhibit T3A-56	Certificate of Incorporation of Express Communications, Inc. P†

Exhibit T3A-57	Certificate of Incorporation of Fibercom of Missouri, Inc. P†

Exhibit T3A-58	Certificate of Incorporation of FiberNet Rochester, Inc. P†

Exhibit T3A-59	Certificate of Incorporation of Fibernet, Inc. P†

Exhibit T3A-60	Certificate of Incorporation of Healan Communications, Inc. P†

Exhibit T3A-61	Certificate of Formation of ICI Capital LLC P†

Exhibit T3A-62	Certificate of Incorporation of Institutional Communications Company – Virginia P†

Exhibit T3A-63	Certificate of Incorporation of Intelligent Investment Partners, Inc. P†

Exhibit T3A-64	Certificate of Incorporation of Intermedia Capital, Inc. P†

Exhibit T3A-65	Certificate of Incorporation of Intermedia Communications Inc. P†

Exhibit T3A-66	Certificate of Incorporation of Intermedia Communications of Virginia, Inc. P†

Exhibit T3A-67	Certificate of Incorporation of Intermedia Investment, Inc. P†

Exhibit T3A-68	Certificate of Incorporation of Intermedia Licensing Company P†

Exhibit T3A-69	Certificate of Formation of Intermedia Services LLC P†

Exhibit T3A-70	Certificate of Incorporation of J.B. Telecom, Inc. P†

Exhibit T3A-71	Certificate of Incorporation of Jones Lightwave of Denver, Inc. P†

Exhibit T3A-72	Certificate of Incorporation of Marconi Telegraph-Cable Company, Inc. P†

Exhibit T3A-73	Certificate of Incorporation of MCI Canada, Inc. P†

Exhibit T3A-74	Certificate of Incorporation of MCI Communications Corporation P†

Exhibit T3A-75	Certificate of Incorporation of MCI Equipment Acquisition Corporation P†

Exhibit T3A-76	Certificate of Incorporation of MCI Galaxy III Transponder Leasing, Inc. P†

Exhibit T3A-77	Certificate of Incorporation of MCI Global Access Corporation P†

Exhibit T3A-78	Certificate of Incorporation of MCI Global Support Corporation P†

Exhibit T3A-79	Certificate of Incorporation of MCI International Services, L.L.C. P†

Exhibit T3A-80	Certificate of Incorporation of MCI International Telecommunications Corporation P†

Exhibit T3A-81	Certificate of Incorporation of MCI International Telecommunications Holding Corporation P†

Exhibit T3A-82	Certificate of Incorporation of MCI International, Inc. P†

Exhibit T3A-83	Certificate of Incorporation of MCI Investments Holdings, Inc. P†

Exhibit T3A-84	Certificate of Incorporation of MCI Network Technologies, Inc. P†

Exhibit T3A-85	Certificate of Incorporation of MCI Omega Properties, Inc. P†

Exhibit T3A-86	Certificate of Formation of MCI Payroll Services, LLC P†

Exhibit T3A-87	Certificate of Incorporation of MCI Research, Inc. P†

Exhibit T3A-88	Certificate of Incorporation of MCI Systemhouse L.L.C. P†

Exhibit T3A-89	Certificate of Incorporation of MCI Transcon Corporation P†

Exhibit T3A-90	Certificate of Incorporation of MCI Wireless, Inc. P†

Exhibit T3A-91	Certificate of Incorporation of MCI WORLDCOM Brands, L.L.C. P†

Exhibit T3A-92	Certificate of Formation of MCI WORLDCOM Brazil LLC P†

Exhibit T3A-93	Certificate of Formation of MCI WORLDCOM Brooks Telecom, LLC P†

Exhibit T3A-94	Certificate of Incorporation of MCI WORLDCOM Capital Management Corporation P†

Exhibit T3A-95	Certificate of Incorporation of MCI WORLDCOM Communications of Virginia, Inc. P†

Exhibit T3A-96	Certificate of Incorporation of MCI WORLDCOM Communications, Inc. P†

Exhibit T3A-97	Certificate of Incorporation of MCI WORLDCOM Financial Management Corporation P†

Exhibit T3A-98	Certificate of Incorporation of MCI WORLDCOM International, Inc. P†

Exhibit T3A-99	Certificate of Incorporation of MCI WorldCom Management Company, Inc. P†

Exhibit T3A-100	Certificate of Formation of MCI WORLDCOM MFS Telecom, LLC P†

Exhibit T3A-101	Certificate of Incorporation of MCI WORLDCOM Network Services of Virginia, Inc. P†

Exhibit T3A-102	Certificate of Incorporation of MCI WORLDCOM Network Services, Inc. P†

Exhibit T3A-103	Certificate of Incorporation of MCI WORLDCOM Receivables Corporation P†

Exhibit T3A-104	Certificate of Incorporation of MCI WORLDCOM Synergies Management Company, Inc. P†

Exhibit T3A-105	Certificate of Incorporation of MCI/OTI Corporation P†

Exhibit T3A-106	Certificate of Formation of MCImetro Access Transmission Services LLC P†

Exhibit T3A-107	Certificate of Incorporation of Metrex Corporation P†

Exhibit T3A-108	Certificate of Incorporation of Metropolitan Fiber Systems of Alabama, Inc. P†

Exhibit T3A-109	Certificate of Incorporation of Metropolitan Fiber Systems of Arizona, Inc. P†

Exhibit T3A-110	Certificate of Incorporation of Metropolitan Fiber Systems of Baltimore, Inc. P†

Exhibit T3A-111	Certificate of Incorporation of Metropolitan Fiber Systems of California, Inc. P†

Exhibit T3A-112	Certificate of Incorporation of Metropolitan Fiber Systems of Columbus, Inc. P†

Exhibit T3A-113	Certificate of Incorporation of Metropolitan Fiber Systems of Connecticut, Inc. P†

Exhibit T3A-114	Certificate of Incorporation of Metropolitan Fiber Systems of Dallas, Inc. P†

Exhibit T3A-115	Certificate of Incorporation of Metropolitan Fiber Systems of Delaware, Inc. P†

Exhibit T3A-116	Certificate of Incorporation of Metropolitan Fiber Systems of Denver, Inc. P†

Exhibit T3A-117	Certificate of Incorporation of Metropolitan Fiber Systems of Detroit, Inc. P†

Exhibit T3A-118	Certificate of Incorporation of Metropolitan Fiber Systems of Florida, Inc. P†

Exhibit T3A-119	Certificate of Incorporation of Metropolitan Fiber Systems of Hawaii, Inc. P†

Exhibit T3A-120	Certificate of Incorporation of Metropolitan Fiber Systems of Houston, Inc. P†

Exhibit T3A-121	Certificate of Incorporation of Metropolitan Fiber Systems of Indianapolis, Inc. P†

Exhibit T3A-122	Certificate of Incorporation of Metropolitan Fiber Systems of Iowa, Inc. P†

Exhibit T3A-123	Certificate of Incorporation of Metropolitan Fiber Systems of Kansas City, Missouri, Inc. P†

Exhibit T3A-124	Certificate of Incorporation of Metropolitan Fiber Systems of Kansas, Inc. P†

Exhibit T3A-125	Certificate of Incorporation of Metropolitan Fiber Systems of Kentucky, Inc. P†

Exhibit T3A-126	Certificate of Incorporation of Metropolitan Fiber Systems of Massachusetts, Inc. P†

Exhibit T3A-127	Certificate of Incorporation of Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc. P†

Exhibit T3A-128	Certificate of Incorporation of Metropolitan Fiber Systems of Nebraska, Inc. P†

Exhibit T3A-129	Certificate of Incorporation of Metropolitan Fiber Systems of Nevada, Inc. P†

Exhibit T3A-130	Certificate of Incorporation of Metropolitan Fiber Systems of New Hampshire, Inc. P†

Exhibit T3A-131	Certificate of Incorporation of Metropolitan Fiber Systems of New Jersey, Inc. P†

Exhibit T3A-132	Certificate of Incorporation of Metropolitan Fiber Systems of New Orleans, Inc. P†

Exhibit T3A-133	Certificate of Incorporation of Metropolitan Fiber Systems of New York, Inc. P†

Exhibit T3A-134	Certificate of Incorporation of Metropolitan Fiber Systems of North Carolina, Inc. P†

Exhibit T3A-135	Certificate of Incorporation of Metropolitan Fiber Systems of Ohio, Inc. P†

Exhibit T3A-136	Certificate of Incorporation of Metropolitan Fiber Systems of Oklahoma, Inc. P†

Exhibit T3A-137	Certificate of Incorporation of Metropolitan Fiber Systems of Oregon, Inc. P†

Exhibit T3A-138	Certificate of Incorporation of Metropolitan Fiber Systems of Philadelphia, Inc. P†

Exhibit T3A-139	Certificate of Incorporation of Metropolitan Fiber Systems of Pittsburgh, Inc. P†

Exhibit T3A-140	Certificate of Incorporation of Metropolitan Fiber Systems of Rhode Island, Inc. P†

Exhibit T3A-141	Certificate of Incorporation of Metropolitan Fiber Systems of Seattle, Inc. P†

Exhibit T3A-142	Certificate of Incorporation of Metropolitan Fiber Systems of St. Louis, Inc. P†

Exhibit T3A-143	Certificate of Incorporation of Metropolitan Fiber Systems of Tennessee, Inc. P†

Exhibit T3A-144	Certificate of Incorporation of Metropolitan Fiber Systems of Virginia, Inc. P†

Exhibit T3A-145	Certificate of Incorporation of Metropolitan Fiber Systems of Wisconsin, Inc. P†

Exhibit T3A-146	Certificate of Incorporation of Metropolitan Fiber Systems/McCourt, Inc. P†

Exhibit T3A-147	Certificate of Incorporation of MFS CableCo U.S., Inc. P†

Exhibit T3A-148	Certificate of Incorporation of MFS Datanet, Inc. P†

Exhibit T3A-149	Certificate of Incorporation of MFS Foreign Personnel, Inc. P†

Exhibit T3A-150	Certificate of Incorporation of MFS Global Communications, Inc. (f/k/a MCI WorldCom Services Co.) P†

Exhibit T3A-151	Certificate of Incorporation of MFS Globenet, Inc. P†

Exhibit T3A-152	Certificate of Incorporation of MFS International Holdings, L.L.C. P†

Exhibit T3A-153	Certificate of Incorporation of MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.) P†

Exhibit T3A-154	Certificate of Incorporation of MFS Telecom, Inc. P†

Exhibit T3A-155	Certificate of Incorporation of MFS Telephone of Missouri, Inc. P†

Exhibit T3A-156	Certificate of Incorporation of MFS Telephone of New Hampshire, Inc. P†

Exhibit T3A-157	Certificate of Incorporation of MFS Telephone of Virginia, Inc. P†

Exhibit T3A-158	Certificate of Incorporation of MFS Telephone, Inc. P†

Exhibit T3A-159	Certificate of Partnership of MFS/C-TEC (New Jersey) Partnership P†

Exhibit T3A-160	Certificate of Incorporation of MFSA Holding, Inc. P†

Exhibit T3A-161	Certificate of Incorporation of Military Communications Center, Inc. P†

Exhibit T3A-162	Certificate of Incorporation of MobileComm Europe Inc. P†

Exhibit T3A-163	Certificate of Incorporation of Mtel American Radiodetermination Corporation P†

Exhibit T3A-164	Certificate of Incorporation of Mtel Asia, Inc. P†

Exhibit T3A-165	Certificate of Incorporation of Mtel Cellular, Inc. P†

Exhibit T3A-166	Certificate of Incorporation of Mtel Digital Services, Inc. P†

Exhibit T3A-167	Certificate of Incorporation of Mtel International, Inc. P†

Exhibit T3A-168	Certificate of Incorporation of Mtel Latin America, Inc. P†

Exhibit T3A-169	Certificate of Incorporation of Mtel Microwave, Inc. P†

Exhibit T3A-170	Certificate of Incorporation of Mtel Service Corporation P†

Exhibit T3A-171	Certificate of Incorporation of Mtel Space Technologies Corporation P†

Exhibit T3A-172	Certificate of Incorporation of Mtel Technologies, Inc. P†

Exhibit T3A-173	Certificate of Incorporation of N.C.S. Equipment Corporation P†

Exhibit T3A-174	Certificate of Incorporation of National Telecommunications of Florida, Inc. P†

Exhibit T3A-175	Certificate of Incorporation of Netwave Systems, Inc. P†

Exhibit T3A-176	Certificate of Incorporation of networkMCI, Inc. P†

Exhibit T3A-177	Certificate of Incorporation of New England Fiber Communications L.L.C. P†

Exhibit T3A-178	Certificate of Incorporation of Northeast Networks, Inc. P†

Exhibit T3A-179	Certificate of Incorporation of NTC, Inc. P†

Exhibit T3A-180	Certificate of Incorporation of Overseas Telecommunications, Inc. P†

Exhibit T3A-181	Certificate of Formation of Savannah Yacht & Ship, LLC P†

Exhibit T3A-182	Certificate of Incorporation of SkyTel Communications, Inc. P†

Exhibit T3A-183	Certificate of Incorporation of SkyTel Corp. P†

Exhibit T3A-184	Certificate of Formation of SkyTel Payroll Services, LLC P†

Exhibit T3A-185	Certificate of Incorporation of Southern Wireless Video, Inc. P†

Exhibit T3A-186	Certificate of Incorporation of Southernnet of South Carolina, Inc. P†

Exhibit T3A-187	Certificate of Incorporation of Southernnet Systems, Inc. P†

Exhibit T3A-188	Certificate of Incorporation of Southernnet, Inc. P†

Exhibit T3A-189	Certificate of Incorporation of Telecom*USA, Inc. P†

Exhibit T3A-190	Certificate of Incorporation of Teleconnect Company P†

Exhibit T3A-191	Certificate of Incorporation of Teleconnect Long Distance Services & Systems Company P†

Exhibit T3A-192	Certificate of Incorporation of Tenant Network Services, Inc. P†

Exhibit T3A-193	Certificate of Incorporation of TMC Communications, Inc. P†

Exhibit T3A-194	Certificate of Incorporation of TransCall America, Inc. P†

Exhibit T3A-195	Certificate of Incorporation of Tru Vision Wireless, Inc. P†

Exhibit T3A-196	Certificate of Incorporation of Tru Vision-Flippin, Inc. P†

Exhibit T3A-197	Certificate of Incorporation of TTI National, Inc. P†

Exhibit T3A-198	Certificate of Incorporation of UUNET Australia Limited P†

Exhibit T3A-199	Certificate of Incorporation of UUNET Caribbean, Inc. P†

Exhibit T3A-200	Certificate of Incorporation of UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.) P†

Exhibit T3A-201	Certificate of Incorporation of UUNET Holdings Corp. P†

Exhibit T3A-202	Certificate of Incorporation of UUNET International Ltd. P†

Exhibit T3A-203	Certificate of Incorporation of UUNET Japan Ltd. P†

Exhibit T3A-204	Certificate of Formation of UUNET Payroll Services, LLC P†

Exhibit T3A-205	Certificate of Incorporation of UUNET Technologies, Inc. P†

Exhibit T3A-206	Certificate of Incorporation of Virginia Metrotel, Inc. P†

Exhibit T3A-207	Certificate of Incorporation of Western Business Network, Inc. P†

Exhibit T3A-208	Certificate of Formation of Wireless Enterprises LLC P†

Exhibit T3A-209	Certificate of Incorporation of Wireless One of Bryan, Texas, Inc. P†

Exhibit T3A-210	Certificate of Incorporation of Wireless One, Inc. P†

Exhibit T3A-211	Certificate of Incorporation of Wireless Video Enhanced Services P†

Exhibit T3A-212	Certificate of Incorporation of Wireless Video Enterprises, Inc. P†

Exhibit T3A-213	Certificate of Incorporation of Wireless Video Services P†

Exhibit T3A-214	Certificate of Incorporation of WorldCom Broadband Solutions, Inc. P†

Exhibit T3A-215	Certificate of Incorporation of WorldCom Caribbean, Inc. P†

Exhibit T3A-216	Certificate of Incorporation of WorldCom East, Inc. P†

Exhibit T3A-217	Certificate of Incorporation of WorldCom ETC, Inc. P†

Exhibit T3A-218	Certificate of Incorporation of WorldCom Federal Systems, Inc. P†

Exhibit T3A-219	Certificate of Incorporation of WorldCom Funding Corporation P†

Exhibit T3A-220	Certificate of Incorporation of WorldCom Global Strategic Alliances, Inc. P†

Exhibit T3A-221	Certificate of Incorporation of WorldCom Global Strategic Alliances International, Inc. P†

Exhibit T3A-222	Certificate of Incorporation of WorldCom ICC, Inc. P†

Exhibit T3A-223	Certificate of Incorporation of WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation) P†

Exhibit T3A-224	Certificate of Incorporation of WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.) P†

Exhibit T3A-225	Certificate of Incorporation of WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.) P†

Exhibit T3A-226	Certificate of Incorporation of WorldCom International Data Services, Inc. P†

Exhibit T3A-227	Certificate of Formation of WorldCom International Mobile Services LLC P†

Exhibit T3A-228	Certificate of Incorporation of WorldCom International Mobile Services, Inc. P†

Exhibit T3A-229	Certificate of Incorporation of WorldCom Overseas Holdings, Inc. P†

Exhibit T3A-230	Certificate of Formation of WorldCom Payroll Services, LLC P†

Exhibit T3A-231	Certificate of Formation of WorldCom Purchasing, LLC P†

Exhibit T3A-232	Certificate of Formation of WorldCom Switzerland LLC P†

Exhibit T3A-233	Certificate of Incorporation of WorldCom Ventures, Inc. P†

Exhibit T3A-234	Certificate of Incorporation of WorldCom Wireless, Inc. P†

Exhibit T3A-235	Certificate of Incorporation of MCImetro Access Transmission Services of Virginia, Inc. P†

Exhibit T3A-236	Certificate of Incorporation of Brooks Fiber Communications of Virginia P†

Exhibit T3A-237	Certificate of Incorporation of B.T.C. Real Estate Investments, Inc. P†

Exhibit T3A-238	Certificate of Incorporation of Nova Cellular Co. P†

Exhibit T3B-1	Restated Bylaws of Applicant (incorporated by reference to Exhibit 99.2 to Applicant’s current report on Form 8-K dated October 23, 2002 (File No. 0-11258)).

Exhibit T3B-2	By-laws of 1-800-Collect, Inc. P†

Exhibit T3B-3	By-laws of Access Network Services, Inc. P†

Exhibit T3B-4	By-laws of Access Virginia, Inc. P†

Exhibit T3B-5	By-laws of ALD Communications, Inc. P†

Exhibit T3B-6	By-laws of BC Yacht Sales, Inc. P†

Exhibit T3B-7	Limited Liability Company Agreement of BCT Holdings, LLC P†

Exhibit T3B-8	Limited Liability Company Agreement of BCT Real Estate, LLC P†

Exhibit T3B-9	By-laws of BFC Communications, Inc. P†

Exhibit T3B-10	By-laws of Bittel Telecommunications Corporation P†

Exhibit T3B-11	By-laws of Brooks Fiber Communications of Arkansas, Inc. P†

Exhibit T3B-12	By-laws of Brooks Fiber Communications of Bakersfield, Inc. P†

Exhibit T3B-13	By-laws of Brooks Fiber Communications of Connecticut, Inc. P†

Exhibit T3B-14	By-laws of Brooks Fiber Communications of Fresno, Inc. P†

Exhibit T3B-15	By-laws of Brooks Fiber Communications of Idaho, Inc. P†

Exhibit T3B-16	By-laws of Brooks Fiber Communications of Massachusetts, Inc. P†

Exhibit T3B-17	By-laws of Brooks Fiber Communications of Michigan, Inc. P†

Exhibit T3B-18	By-laws of Brooks Fiber Communications of Minnesota, Inc. P†

Exhibit T3B-19	By-laws of Brooks Fiber Communications of Mississippi, Inc. P†

Exhibit T3B-20	By-laws of Brooks Fiber Communications of Missouri, Inc. P†

Exhibit T3B-21	By-laws of Brooks Fiber Communications of Nevada, Inc. P†

Exhibit T3B-22	By-laws of Brooks Fiber Communications of New England, Inc. P†

Exhibit T3B-23	By-laws of Brooks Fiber Communications of New Mexico, Inc. P†

Exhibit T3B-24	By-laws of Brooks Fiber Communications of New York, Inc. P†

Exhibit T3B-25	By-laws of Brooks Fiber Communications of Ohio, Inc. P†

Exhibit T3B-26	By-laws of Brooks Fiber Communications of Oklahoma, Inc. P†

Exhibit T3B-27	By-laws of Brooks Fiber Communications of Rhode Island, Inc. P†

Exhibit T3B-28	By-laws of Brooks Fiber Communications of Sacramento, Inc. P†

Exhibit T3B-29	By-laws of Brooks Fiber Communications of San Jose, Inc. P†

Exhibit T3B-30	By-laws of Brooks Fiber Communications of Stockton, Inc. P†

Exhibit T3B-31	By-laws of Brooks Fiber Communications of Tennessee, Inc. P†

Exhibit T3B-32	By-laws of Brooks Fiber Communications of Texas, Inc. P†

Exhibit T3B-33	By-laws of Brooks Fiber Communications of Tucson, Inc. P†

Exhibit T3B-34	By-laws of Brooks Fiber Communications of Tulsa, Inc. P†

Exhibit T3B-35	By-laws of Brooks Fiber Communications of Utah, Inc. P†

Exhibit T3B-36	By-laws of Brooks Fiber Communications-LD, Inc. P†

Exhibit T3B-37	By-laws of Brooks Fiber Properties, Inc. P†

Exhibit T3B-38	By-laws of BTC Finance Corp. P†

Exhibit T3B-39	By-laws of BTC Transportation Corporation P†

Exhibit T3B-40	By-laws of Business Internet, Inc. P†

Exhibit T3B-41	By-laws of CC Wireless, Inc. P†

Exhibit T3B-42	By-laws of Chicago Fiber Optic Corporation P†

Exhibit T3B-43	By-laws of Com Systems, Inc. P†

Exhibit T3B-44	By-laws of COM/NAV Realty Corp. P†

Exhibit T3B-45	By-laws of By-laws of Compuplex Incorporated P†

Exhibit T3B-46	By-laws of Cross Country Wireless, Inc. P†

Exhibit T3B-47	By-laws of CS Network Services, Inc. P†

Exhibit T3B-48	By-laws of CS Wireless Battle Creek, Inc. P†

Exhibit T3B-49	By-laws of CS Wireless Systems, Inc. P†

Exhibit T3B-50	By-laws of Digex, Incorporated P†

Exhibit T3B-51	By-laws of Digex International Holding Company P†

Exhibit T3B-52	By-laws of E.L. Acquisition, Inc. P†

Exhibit T3B-53	By-laws of Express Communications, Inc. P†

Exhibit T3B-54	By-laws of Fibercom of Missouri, Inc. P†

Exhibit T3B-55	By-laws of FiberNet Rochester, Inc. P†

Exhibit T3B-56	By-laws of Fibernet, Inc. P†

Exhibit T3B-57	By-laws of Healan Communications, Inc. P†

Exhibit T3B-58	Limited Liability Company Agreement of ICI Capital LLC P†

Exhibit T3B-59	By-laws of Institutional Communications Company - Virginia P†

Exhibit T3B-60	By-laws of Intelligent Investment Partners, Inc. P†

Exhibit T3B-61	By-laws of Intermedia Capital, Inc. P†

Exhibit T3B-62	By-laws of Intermedia Communications Inc. P†

Exhibit T3B-63	By-laws of Intermedia Communications of Virginia, Inc. P†

Exhibit T3B-64	By-laws of Intermedia Investment, Inc. P†

Exhibit T3B-65	By-laws of Intermedia Licensing Company P†

Exhibit T3B-66	Limited Liability Company Agreement of Intermedia Services LLC P†

Exhibit T3B-67	By-laws of J.B. Telecom, Inc. P†

Exhibit T3B-68	By-laws of Jones Lightwave of Denver, Inc. P†

Exhibit T3B-69	By-laws of Marconi Telegraph-Cable Company, Inc. P†

Exhibit T3B-70	By-laws of MCI Canada, Inc. P†

Exhibit T3B-71	By-laws of MCI Communications Corporation P†

Exhibit T3B-72	By-laws of MCI Equipment Acquisition Corporation P†

Exhibit T3B-73	By-laws of MCI Galaxy III Transponder Leasing, Inc. P†

Exhibit T3B-74	By-laws of MCI Global Access Corporation P†

Exhibit T3B-75	By-laws of MCI Global Support Corporation P†

Exhibit T3B-76	By-laws of MCI International Services, L.L.C. P†

Exhibit T3B-77	By-laws of MCI International Telecommunications Corporation P†

Exhibit T3B-78	By-laws of MCI International Telecommunications Holding Corporation P†

Exhibit T3B-79	By-laws of MCI International, Inc. P†

Exhibit T3B-80	By-laws of MCI Investments Holdings, Inc. P†

Exhibit T3B-81	By-laws of MCI Network Technologies, Inc. P†

Exhibit T3B-82	By-laws of MCI Omega Properties, Inc. P†

Exhibit T3B-83	Limited Liability Company Agreement of MCI Payroll Services, LLC P†

Exhibit T3B-84	By-laws of MCI Research, Inc. P†

Exhibit T3B-85	By-laws of MCI Systemhouse L.L.C. P†

Exhibit T3B-86	By-laws of MCI Transcon Corporation P†

Exhibit T3B-87	By-laws of MCI Wireless, Inc. P†

Exhibit T3B-88	By-laws of MCI WORLDCOM Brands, L.L.C. P†

Exhibit T3B-89	Limited Liability Company Agreement of MCI WORLDCOM Brazil LLC P†

Exhibit T3B-90	Limited Liability Company Agreement of MCI WORLDCOM Brooks Telecom, LLC P†

Exhibit T3B-91	By-laws of MCI WORLDCOM Capital Management Corporation P†

Exhibit T3B-92	By-laws of MCI WORLDCOM Communications of Virginia, Inc. P†

Exhibit T3B-93	By-laws of MCI WORLDCOM Communications, Inc. P†

Exhibit T3B-94	By-laws of MCI WORLDCOM Financial Management Corporation P†

Exhibit T3B-95	By-laws of MCI WORLDCOM International, Inc. P†

Exhibit T3B-96	By-laws of MCI WorldCom Management Company, Inc. P†

Exhibit T3B-97	Limited Liability Company Agreement of MCI WORLDCOM MFS Telecom, LLC P†

Exhibit T3B-98	By-laws of MCI WORLDCOM Network Services of Virginia, Inc. P†

Exhibit T3B-99	By-laws of MCI WORLDCOM Network Services, Inc. P†

Exhibit T3B-100	By-laws of MCI WORLDCOM Receivables Corporation P†

Exhibit T3B-101	By-laws of MCI WORLDCOM Synergies Management Company, Inc. P†

Exhibit T3B-102	By-laws of MCI/OTI Corporation P†

Exhibit T3B-103	Limited Liability Company Agreement of MCImetro Access Transmission Services LLC P†

Exhibit T3B-104	By-laws of Metrex Corporation P†

Exhibit T3B-105	By-laws of Metropolitan Fiber Systems of Alabama, Inc. P†

Exhibit T3B-106	By-laws of Metropolitan Fiber Systems of Arizona, Inc. P†

Exhibit T3B-107	By-laws of Metropolitan Fiber Systems of Baltimore, Inc. P†

Exhibit T3B-108	By-laws of Metropolitan Fiber Systems of California, Inc. P†

Exhibit T3B-109	By-laws of Metropolitan Fiber Systems of Columbus, Inc. P†

Exhibit T3B-110	By-laws of Metropolitan Fiber Systems of Connecticut, Inc. P†

Exhibit T3B-111	By-laws of Metropolitan Fiber Systems of Dallas, Inc. P†

Exhibit T3B-112	By-laws of Metropolitan Fiber Systems of Delaware, Inc. P†

Exhibit T3B-113	By-laws of Metropolitan Fiber Systems of Denver, Inc. P†

Exhibit T3B-114	By-laws of Metropolitan Fiber Systems of Detroit, Inc. P†

Exhibit T3B-115	By-laws of Metropolitan Fiber Systems of Florida, Inc. P†

Exhibit T3B-116	By-laws of Metropolitan Fiber Systems of Hawaii, Inc. P†

Exhibit T3B-117	By-laws of Metropolitan Fiber Systems of Houston, Inc. P†

Exhibit T3B-118	By-laws of Metropolitan Fiber Systems of Indianapolis, Inc. P†

Exhibit T3B-119	By-laws of Metropolitan Fiber Systems of Iowa, Inc. P†

Exhibit T3B-120	By-laws of Metropolitan Fiber Systems of Kansas City, Missouri, Inc. P†

Exhibit T3B-121	By-laws of Metropolitan Fiber Systems of Kansas, Inc. P†

Exhibit T3B-122	By-laws of Metropolitan Fiber Systems of Kentucky, Inc. P†

Exhibit T3B-123	By-laws of Metropolitan Fiber Systems of Massachusetts, Inc. P†

Exhibit T3B-124	By-laws of Metropolitan Fiber Systems of Minneapolis/St. Paul, Inc. P†

Exhibit T3B-125	By-laws of Metropolitan Fiber Systems of Nebraska, Inc. P†

Exhibit T3B-126	By-laws of Metropolitan Fiber Systems of Nevada, Inc. P†

Exhibit T3B-127	By-laws of Metropolitan Fiber Systems of New Hampshire, Inc. P†

Exhibit T3B-128	By-laws of Metropolitan Fiber Systems of New Jersey, Inc. P†

Exhibit T3B-129	By-laws of Metropolitan Fiber Systems of New Orleans, Inc. P†

Exhibit T3B-130	By-laws of Metropolitan Fiber Systems of New York, Inc. P†

Exhibit T3B-131	By-laws of Metropolitan Fiber Systems of North Carolina, Inc. P†

Exhibit T3B-132	By-laws of Metropolitan Fiber Systems of Ohio, Inc. P†

Exhibit T3B-133	By-laws of Metropolitan Fiber Systems of Oklahoma, Inc. P†

Exhibit T3B-134	By-laws of Metropolitan Fiber Systems of Oregon, Inc. P†

Exhibit T3B-135	By-laws of Metropolitan Fiber Systems of Philadelphia, Inc. P†

Exhibit T3B-136	By-laws of Metropolitan Fiber Systems of Pittsburgh, Inc. P†

Exhibit T3B-137	By-laws of Metropolitan Fiber Systems of Rhode Island, Inc. P†

Exhibit T3B-138	By-laws of Metropolitan Fiber Systems of Seattle, Inc. P†

Exhibit T3B-139	By-laws of Metropolitan Fiber Systems of St. Louis, Inc. P†

Exhibit T3B-140	By-laws of Metropolitan Fiber Systems of Tennessee, Inc. P†

Exhibit T3B-141	By-laws of Metropolitan Fiber Systems of Virginia, Inc. P†

Exhibit T3B-142	By-laws of Metropolitan Fiber Systems of Wisconsin, Inc. P†

Exhibit T3B-143	By-laws of Metropolitan Fiber Systems/McCourt, Inc. P†

Exhibit T3B-144	By-laws of MFS CableCo U.S., Inc. P†

Exhibit T3B-145	By-laws of MFS Datanet, Inc. P†

Exhibit T3B-146	By-laws of MFS Foreign Personnel, Inc. P†

Exhibit T3B-147	By-laws of MFS Global Communications, Inc. (f/k/a MCI WorldCom Services o.) P†

Exhibit T3B-148	By-laws of MFS Globenet, Inc. P†

Exhibit T3B-149	By-laws of MFS International Holdings, L.L.C. P†

Exhibit T3B-150	By-laws of MFS International Opportunities, Inc. (f/k/a MCI WorldCom Marketing Co.) P†

Exhibit T3B-151	By-laws of MFS Telecom, Inc. P†

Exhibit T3B-152	By-laws of MFS Telephone of Missouri, Inc. P†

Exhibit T3B-153	By-laws of MFS Telephone of New Hampshire, Inc. P†

Exhibit T3B-154	By-laws of MFS Telephone of Virginia, Inc. P†

Exhibit T3B-155	By-laws of MFS Telephone, Inc. P†

Exhibit T3B-156	Partnership Agreement of MFS/C-TEC (New Jersey) Partnership P†

Exhibit T3B-157	By-laws of MFSA Holding, Inc. P†

Exhibit T3B-158	By-laws of Military Communications Center, Inc. P†

Exhibit T3B-159	By-laws of MobileComm Europe Inc. P†

Exhibit T3B-160	By-laws of Mtel American Radiodetermination Corporation P†

Exhibit T3B-161	By-laws of Mtel Asia, Inc. P†

Exhibit T3B-162	By-laws of Mtel Cellular, Inc. P†

Exhibit T3B-163	By-laws of Mtel Digital Services, Inc. P†

Exhibit T3B-164	By-laws of Mtel International, Inc. P†

Exhibit T3B-165	By-laws of Mtel Latin America, Inc. P†

Exhibit T3B-166	By-laws of Mtel Microwave, Inc. P†

Exhibit T3B-167	By-laws of Mtel Service Corporation P†

Exhibit T3B-168	By-laws of Mtel Space Technologies Corporation P†

Exhibit T3B-169	By-laws of Mtel Technologies, Inc. P†

Exhibit T3B-170	By-laws of N.C.S. Equipment Corporation P†

Exhibit T3B-171	By-laws of National Telecommunications of Florida, Inc. P†

Exhibit T3B-172	By-laws of Netwave Systems, Inc. P†

Exhibit T3B-173	By-laws of networkMCI, Inc. P†

Exhibit T3B-174	By-laws of New England Fiber Communications L.L.C. P†

Exhibit T3B-175	By-laws of Northeast Networks, Inc. P†

Exhibit T3B-176	By-laws of NTC, Inc. P†

Exhibit T3B-177	By-laws of Overseas Telecommunications, Inc. P†

Exhibit T3B-178	Limited Liability Company Agreement of Savannah Yacht & Ship, LLC P†

Exhibit T3B-179	By-laws of SkyTel Communications, Inc. P†

Exhibit T3B-180	By-laws of SkyTel Corp. P†

Exhibit T3B-181	Limited Liability Company Agreement of SkyTel Payroll Services, LLC P†

Exhibit T3B-182	By-laws of Southern Wireless Video, Inc. P†

Exhibit T3B-183	By-laws of Southernnet of South Carolina, Inc. P†

Exhibit T3B-184	By-laws of Southernnet Systems, Inc. P†

Exhibit T3B-185	By-laws of Southernnet, Inc. P†

Exhibit T3B-186	By-laws of Telecom*USA, Inc. P†

Exhibit T3B-187	By-laws of Teleconnect Company P†

Exhibit T3B-188	By-laws of Teleconnect Long Distance Services & Systems Company P†

Exhibit T3B-189	By-laws of Tenant Network Services, Inc. P†

Exhibit T3B-190	By-laws of TMC Communications, Inc. P†

Exhibit T3B-191	By-laws of TransCall America, Inc. P†

Exhibit T3B-192	By-laws of Tru Vision Wireless, Inc. P†

Exhibit T3B-193	By-laws of Tru Vision-Flippin, Inc. P†

Exhibit T3B-194	By-laws of TTI National, Inc. P†

Exhibit T3B-195	By-laws of UUNET Australia Limited P†

Exhibit T3B-196	By-laws of UUNET Caribbean, Inc. P†

Exhibit T3B-197	By-laws of UUNet Global Alliances, Inc. (f/k/a MCI WorldCom Transmission Co.) P†

Exhibit T3B-198	By-laws of UUNET Holdings Corp. P†

Exhibit T3B-199	By-laws of UUNET International Ltd. P†

Exhibit T3B-200	By-laws of UUNET Japan Ltd. P†

Exhibit T3B-201	Limited Liability Company Agreement of UUNET Payroll Services, LLC P†

Exhibit T3B-202	By-laws of UUNET Technologies, Inc. P†

Exhibit T3B-203	By-laws of Virginia Metrotel, Inc. P†

Exhibit T3B-204	By-laws of Western Business Network, Inc. P†

Exhibit T3B-205	Limited Liability Company Agreement of Wireless Enterprises LLC P†

Exhibit T3B-206	By-laws of Wireless One of Bryan, Texas, Inc. P†

Exhibit T3B-207	By-laws of Wireless One, Inc. P†

Exhibit T3B-208	By-laws of Wireless Video Enhanced Services P†

Exhibit T3B-209	By-laws of Wireless Video Enterprises, Inc. P†

Exhibit T3B-210	By-laws of Wireless Video Services P†

Exhibit T3B-211	By-laws of WorldCom Broadband Solutions, Inc. P†

Exhibit T3B-212	By-laws of WorldCom Caribbean, Inc. P†

Exhibit T3B-213	By-laws of WorldCom East, Inc. P†

Exhibit T3B-214	By-laws of WorldCom ETC, Inc. P†

Exhibit T3B-215	By-laws of WorldCom Federal Systems, Inc. P†

Exhibit T3B-216	By-laws of WorldCom Funding Corporation P†

Exhibit T3B-217	By-laws of WorldCom Global Strategic Alliances, Inc. P†

Exhibit T3B-218	By-laws of WorldCom Global Strategic Alliances International, Inc. P†

Exhibit T3B-219	By-laws of WorldCom ICC, Inc. P†

Exhibit T3B-220	By-laws of WorldCom Intermedia Communications Corporation (f/k/a Shared Technologies Fairchild Communications Corporation) P†

Exhibit T3B-221	By-laws of WorldCom Intermedia Telecom, Inc. (f/k/a Shared Technologies Fairchild Telecom, Inc.) P†

Exhibit T3B-222	By-laws of WorldCom Intermedia, Inc. (f/k/a Shared Technologies Fairchild, Inc.) P†

Exhibit T3B-223	By-laws of WorldCom International Data Services, Inc. P†

Exhibit T3B-224	Limited Liability Company Agreement of WorldCom International Mobile Services LLC P†

Exhibit T3B-225	By-laws of WorldCom International Mobile Services, Inc. P†

Exhibit T3B-226	By-laws of WorldCom Overseas Holdings, Inc. P†

Exhibit T3B-227	Limited Liability Company Agreement of WorldCom Payroll Services, LLC P†

Exhibit T3B-228	Limited Liability Company Agreement of WorldCom Purchasing, LLC P†

Exhibit T3B-229	Limited Liability Company Agreement of WorldCom Switzerland LLC P†

Exhibit T3B-230	By-laws of WorldCom Ventures, Inc. P†

Exhibit T3B-231	By-laws of WorldCom Wireless, Inc. P†

Exhibit T3B-232	By-laws of MCImetro Access Transmission Services of Virginia, Inc. P†

Exhibit T3B-233	By-laws of Brooks Fiber Communications of Virginia P†

Exhibit T3B-234	By-laws of B.T.C. Real Estate Investments, Inc. P†

Exhibit T3B-235	By-laws of Nova Cellular Co. P†

Exhibit T3C-1	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2014 (previously filed).

Exhibit T3C-2	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2009 (previously filed).

Exhibit T3C-3	Form of Indenture between Applicant and the Trustee governing Senior Notes due 2007 (previously filed).

Exhibit T3D	Not Applicable.

Exhibit T3E-1	Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated May 23, 2003 (previously filed).

Exhibit T3E-2	Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated May 23, 2003 (previously filed).

Exhibit T3E-3	Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated July 9, 2003 (incorporated by reference to Exhibit 2.1 to Applicant’s current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-4	Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated July 9, 2003 (incorporated by reference to Exhibit 2.2 to Applicant’s current report on Form 8-K dated July 17, 2003 (File No. 0-11258)).

Exhibit T3E-5	Second Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated August 6, 2003 (incorporated by reference to Exhibit 99 to Applicant’s current report on Form 8-K dated August 8, 2003 (File No. 0-11258)).

Exhibit T3E-6	Third Supplement to Disclosure Statement for Debtors’ Joint Plan of Reorganization, dated September 12, 2003 (incorporated by reference to Exhibit 99 to Applicant’s current report on Form 8-K dated September 22, 2003 (File No. 0-11258)).

Exhibit T3E-7	Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 21, 2003 (incorporated by reference to Exhibit 2.1 to Applicant’s current report on Form 8-K dated November 18, 2003 (File No. 0-11258)).

Exhibit T3F	Cross reference sheet showing the location in the Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive, of the Trust Indenture Act of 1939 (included as part of Exhibit T3C).

Exhibit T3G	Statement of eligibility and qualification of the Trustee on Form T-1 (previously filed).

†	In accordance with Rule 202 of Regulation S-T, paper copy previously filed pursuant to a continuing hardship exemption.